Exhibit 10.14

LEASE

BY AND BETWEEN

CT CROSTHWAITE I, LLC,

a Delaware limited liability company,

AS LANDLORD,

AND

COHU, INC.,

a Delaware corporation,

AS TENANT

12367 Crosthwaite Circle

SUITE 100

TABLE OF CONTENTS

Page

ARTICLE 1	BASIC LEASE PROVISIONS		1

ARTICLE 2	TERM/PREMISES		2

ARTICLE 3	RENTAL		2
	(a)	Basic Rental	2
	(b)	Direct Costs	3
	(c)	Definitions	3
	(d)	Determination of Payment	6
	(e)	Use of Common Area	7
	(f)	Maintenance of Common Area	7

ARTICLE 4	SECURITY DEPOSIT		8

ARTICLE 5	HOLDING OVER		8

ARTICLE 6	OTHER TAXES		9

ARTICLE 7	PERMITTED USE/COMPLIANCE WITH LAWS		9
	(a)	Permitted Use	9
	(b)	Compliance with Laws	9
	(c)	Certain Prohibited Uses	9
	(d)	Care of Premises by Tenant	10
	(e)	Tenant Financial Statements	10
	(f)	Confidentiality; Marketing Materials	10

ARTICLE 8	CONDITION OF PREMISES		11
	(a)	Existing Condition	11
	(b)	Landlord's Work	11
	(c)	Tenant Improvements	12

ARTICLE 9	REPAIRS AND ALTERATIONS		12
	(a)	Landlord's Obligations	12
	(b)	Tenant's Right to Make Repairs	13
	(c)	Tenant's Obligations	14
	(d)	Alterations	15
	(e)	Insurance	15
	(f)	Costs and Fees; Removal	16
	(g)	Quality of Construction Work by Tenant	16
	(h)	Renovation by Landlord	16

ARTICLE 10	LIENS		16

ARTICLE 11	PROJECT SERVICES		17
	(a)	Utilities and Services	17
	(b)	Abatement Event	18

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 Page

ARTICLE 12	ENTRY RIGHTS OF LANDLORD	18

ARTICLE 13	INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY	19
	(a) Indemnity	19
	(b) Exemption of Landlord from Liability	19

ARTICLE 14	INSURANCE	20
	(a) Tenant's Insurance	20
	(b) Form of Policies	20
	(c) Landlord's Insurance	21
	(d) Waiver of Subrogation	21

ARTICLE 15	ASSIGNMENT AND SUBLETTING	21

ARTICLE 16	DAMAGE OR DESTRUCTION	24

ARTICLE 17	SUBORDINATION	25

ARTICLE 18	EMINENT DOMAIN	26

ARTICLE 19	DEFAULT	26
	(a) Tenant's Default	26
	(b) Landlord's Default	27

ARTICLE 20	REMEDIES	27

ARTICLE 21	TRANSFER OF LANDLORD'S INTEREST	29

ARTICLE 22	BROKER	30

ARTICLE 23	PARKING	30

ARTICLE 24	WAIVER	31

ARTICLE 25	ESTOPPEL CERTIFICATE	31

ARTICLE 26	LIABILITY OF LANDLORD	32

ARTICLE 27	INABILITY TO PERFORM	32

ARTICLE 28	HAZARDOUS WASTE	32

ARTICLE 29	SURRENDER OF PREMISES; REMOVAL OF PROPERTY	33

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Page

ARTICLE 30	MISCELLANEOUS		34
	(a)	SEVERABILITY; ENTIRE AGREEMENT	34
	(b)	Attorneys' Fees; Waiver of Jury Trial	34
	(c)	Time of Essence	35
	(d)	Headings	35
	(e)	Rules and Regulations	35
	(f)	Quiet Possession	35
	(g)	Rent	35
	(h)	Successors and Assigns	35
	(i)	Notices	35
	(j)	Survival of Obligations	36
	(k)	Governing Law	36
	(l)	Office of Foreign Assets Control	36
	(m)	California Certified Access Specialist Inspection	36
	(n)	Exterior Equipment	36
	(o)	Landlord Lien Waiver/Equipment Financing	37
	(p)	Communication Equipment	37
	(q)	Exhibits	38
	(r)	Counterparts	38
	(s)	REIT Compliance	38
	(t)	No Recording	38

ARTICLE 31	OPTION TO EXTEND		39
	(a)	Option Right	39
	(b)	Option Rent	39
	(c)	Exercise of Options	39
	(d)	Determination of Market Rent	39

ARTICLE 32	RIGHT OF FIRST OFFER		40
	(a)	Procedure for Offer	41
	(b)	Procedure for Acceptance	41
	(c)	Lease of First Offer Space	42
	(d)	Limitation	42

ARTICLE 33	SIGNAGE		42

EXHIBIT "A"     Premises

EXHIBIT "B"     Notice of Term Dates and Tenant's Proportionate Share

EXHIBIT "C"     Removable Items

EXHIBIT "D"     Exclusive Parking Area

EXHIBIT "E"     Pre-Approved Alterations

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INDEX

Page(s)

Abatement Event	18
Abatement Notice	18
Additional Rent	3
Affiliate	23
Affiliated Assignee	23
Agreed Amortization Procedure	13
Alteration Notice	15
Alterations	15
Backup Generators	37
Basic Rental	2
BMS System	18
Broker	2
Claims	20
Code	23
Commencement Date	1
Common Area	4
Communication Equipment	38
Company	39
Control	23
Controllable Operating Costs	6
Damage Repair Estimate	24
Deemed Response Notice	22
Demising Work	11
Direct Costs	3
Economic Terms	41
Eligibility Period	19
Emergency Cure Period	14
Emergency Notice	14
Environmental Laws	33
Equipment Lienor	37
Estimate	6
Estimate Statement	6
Event of Default	27
Exercise Notice	41
Expiration Date	1
Exterior Equipment	37
First Offer Notice	41
First Offer Space	41
Force Majeure	32
Hazardous Material	33
HVAC System	12
Initial Aggregate Cost	13
Interest Rate	29
Landlord	1
Landlord Parties	19
Laws	10
Lease	1

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Page(s)

Lienor Requirements	38
Market Rent	39
Minor Alterations	16
Necessary Action	14
Objection Notice	40
Operating Costs	4
Option Rent	39
Option Rent Notice	40
Option Terms	39
Options	39
Original Tenant	39
Outside Agreement Date	40
Parking	2
Parking Programs	31
Permitted Use	2
Premises	1
Project	1
Project Systems	12
Real Property	3
REIT	39
Required Action	13
Rules and Regulations	36
Second Chance Notice	42
Second Demand	14
Security Deposit	2
Shared Space	1
Short Term Lease	17
Signage	43
Signage Specifications	43
Square Footage of Premises	1
Statement	6
Tax Costs	3
Tenant	1
Tenant Improvements	12
Tenant's Acceptance	40
Tenant's Property	37
Tenant's Proportionate Share	2
Term	1
Transfer	22
Transfer Premium	23
Transferee	23

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LEASE

This Lease ("Lease") is made and entered into as of the _____ day of December, 2015, by and between CT CROSTHWAITE I, LLC, a Delaware limited liability company ("Landlord"), and COHU, INC., a Delaware corporation ("Tenant").

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described as Suite No. 100, as designated as the Cohu Lease Area on the plan attached hereto and incorporated herein as Exhibit "A" ("Premises"), of the project ("Project") whose address is 12367 Crosthwaite Circle, Poway, California 92064, for the Term and upon the terms and conditions hereinafter set forth, and Landlord and Tenant hereby agree as follows:

ARTICLE 1
BASIC LEASE PROVISIONS

A.	Term:	Approximately ten (10) years.

	Commencement Date:	December ___, 2015

	Expiration Date:	December 31, 2025

B.	Square Footage of Premises:

Approximately 146,635 rentable square feet. The square footage of the Premises includes Tenant's prorata share of the shared electrical room and any other shared utility room in the Project (collectively, the "Shared Space").

C.	Basic Rental:

Months	Monthly Basic Rental	Approximate Monthly Basic Rental Per Rentable Square Foot
1-12*	$131,971.50	$.900
13-24	$135,930.64	$.927
25-36	$140,008.55	$.955
37-48	$144,208.80	$.983
49-60	$148,535.06	$1.013
61-72	$152,991.11	$1.043
73-84	$157,580.84	$1.075
85-96	$162,308.26	$1.107
97-108	$167,177.50	$1.140
109-120	$172,192.82	$1.174
*Plus any partial month at the beginning of the Term.

D.	Tenant's Proportionate Share:	43.22%, based upon a total of 339,264 rentable square feet in the Project.

E.	Security Deposit:	A security deposit of $131,971.50 shall be due and payable by Tenant to Landlord upon the Commencement Date.

F.	Permitted Use:	Research and development, warehouse, manufacturing and general office use.

G.	Broker:	CBRE, Inc. (representing Tenant only).

H.	Parking:

Tenant shall be entitled to use three (3) parking spaces for each 1,000 rentable square feet contained in the Premises, which equals four hundred forty (440) spaces, upon the terms and conditions provided in Article 23 hereof. Tenant shall have the exclusive right to use those parking spaces depicted on Exhibit "D" attached hereto and made a part hereof and Tenant's remaining parking spaces shall be for unreserved parking.

ARTICLE 2
TERM/PREMISES

The Term of this Lease shall commence on the Commencement Date as set forth in Article 1.A. of the Basic Lease Provisions and shall end on the Expiration Date set forth in Article 1.A. of the Basic Lease Provisions. Landlord and Tenant hereby stipulate that the Premises contains the number of square feet specified in Article 1.B. of the Basic Lease Provisions. Landlord shall deliver to Tenant a Commencement Letter in a form substantially similar to that attached hereto as Exhibit "B", which Tenant shall edit (if necessary), execute and return to Landlord within thirty (30) days of receipt thereof.

ARTICLE 3
RENTAL

(a)     Basic Rental. Tenant agrees to pay to Landlord during the Term hereof, at Landlord's office or to such other person or at such other place as directed from time to time by written notice to Tenant from Landlord, the monthly sums as set forth in Article 1.C. of the Basic Lease Provisions, payable in advance on the first (1st) day of each calendar month, without demand, setoff or deduction (except as expressly provided in this Lease) in lawful money of the United States, and in the event this Lease commences or the date of expiration of this Lease occurs other than on the first (1st) day or last day of a calendar month, the rent for such month shall be prorated based upon the actual number of days in such month. If the Commencement Date is not the first day of a month, Basic Rental for the partial month commencing as of the Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Commencement Date.

(b)     Direct Costs. Tenant shall pay an additional sum for each calendar year during the Term equal to the product of the percentage set forth in Article 1.D. of the Basic Lease Provisions multiplied by the amount of "Direct Costs." In the event this Lease shall terminate on any date other than the last day of a calendar year, the additional sum payable hereunder by Tenant during the calendar year in which this Lease terminates shall be prorated on the basis of the relationship which the number of days which have elapsed from the commencement of said calendar year to and including said date on which this Lease terminates bears to three hundred sixty five (365). Any and all amounts due and payable by Tenant pursuant to this Lease (other than Basic Rental) shall be deemed "Additional Rent" and Landlord shall be entitled to exercise the same rights and remedies upon default in these payments as Landlord is entitled to exercise with respect to defaults in monthly Basic Rental payments.

(c)     Definitions. As used herein the term "Direct Costs" shall mean the sum of the following:

(i)     "Tax Costs", which shall mean any and all real estate taxes and other similar charges on real property or improvements, assessments, water and sewer charges, and all other charges assessed, reassessed or levied upon the Project and appurtenances thereto and the parking or other facilities thereof, or the real property thereunder (collectively the "Real Property") which are assessed, reassessed or levied by the United States, the State of California or any local government authority or agency or any political subdivision thereof, and shall include Landlord's reasonable legal fees, costs and disbursements incurred in connection with proceedings for reduction of Tax Costs or any part thereof. Any taxes or assessments that may be paid over more than a one-year period shall be included in Tax Costs as if such payments were made in the maximum number of installments permitted by applicable law and only the portion thereof attributable to a given year shall be in included in Tax Costs for that year. Notwithstanding anything to the contrary contained in this Section 3(c)(i), there shall be excluded from Tax Costs (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's general or net income, (ii) any items included as Operating Costs, and (iii) any items paid by Tenant under Article 6 of this Lease. In no event shall Tenant be permitted to contest Tax Costs for the Project; provided that if Landlord and Tenant mutually agree in good faith that a tax contest is warranted, Landlord shall contest the Tax Costs for the Project.

(ii)     "Operating Costs", which shall mean all costs and expenses incurred by Landlord in connection with the maintenance, operation and repair of the Project including the Common Areas of the Project as defined below. Operating Costs shall include but not be limited to, personal property taxes on property used in the maintenance and operation of the Project; fees, costs, expenses or dues payable pursuant to the terms of any covenants, conditions or restrictions or owners' association pertaining to the Project; capital expenditures incurred to effect economies of operation of the Project where the economies reasonably expected to be achieved each year are in excess of the reasonably expected annual amortized cost of such expenditure and capital expenditures required by Laws not in effect as of the Commencement Date; provided, however, that capital expenditures included in Operating Costs shall be amortized over their useful life as determined in accordance with generally accepted accounting principles; charges for electricity, gas, water and other utilities furnished to the common areas of the Project and any taxes thereon; all charges for fire and extended coverage, liability and all other insurance in connection with the Project carried by Landlord; the cost of all building and cleaning supplies and materials; all charges for service contracts and other services with independent contractors for repair, maintenance and operation of the Project; a property management fee in the amount of two percent (2%) of Basic Rental per year and license, permit and inspection fees relating to the operation, maintenance and repair of Project. As used herein, the term "Common Area" is defined for all purposes of this Lease as that part of the Project intended for the common use of all tenants and their employees and other invitees, including among other facilities (as such may be applicable to the Project), the Shared Space, the parking areas, private streets and alleys, landscaping, curbs, sidewalks, lighting facilities and the like, as they may exist from time to time. In addition, although the roof of the building in the Project is not literally part of the Common Area, it will be deemed to be so included solely for purposes of (A) Landlord's ability to prescribe rules and regulations regarding same (subject to Section 30(p) below), and (B) Tenant's obligations to pay Operating Costs with respect thereto (subject to the express exclusions below). Landlord reserves the right subject to the provisions of Article 12 below regarding the cooling tower, to change from time to time the dimensions, size and location of the Common Area, as well as the dimensions, identities, locations, number, size and types of signs or other improvements in the Project, including, without limitation, driveways, entrances, parking spaces, parking areas, loading areas, ingress, egress, direction of traffic, walkways and landscape areas; provided, however, that no such changes will materially and adversely impair Tenant's parking rights pursuant to Article 23 hereof, the access to the Premises or the area immediately adjacent to Tenant's primary entry. In no event shall Tenant be permitted to erect any structures, fencing or other improvements in the Common Area.

Notwithstanding anything above to the contrary, Operating Costs shall not include (1) the cost of providing any service directly to and paid directly by any tenant (outside of such tenant's Direct Cost payments) such as where a Tenant directly contracts for electric power or other utilities with the local public services company; (2) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Project (outside of such tenant's Direct Cost payments), or otherwise to the extent so reimbursed; (3) any real estate brokerage commissions or other costs incurred in procuring tenants, or any fee in lieu of commission; (4) amortization of principal and interest on mortgages or ground lease payments (if any); (5) costs of items considered capital repairs, replacements, improvements and equipment under generally accepted accounting principles consistently applied except as expressly included in Operating Costs pursuant to the definition above; (6) costs incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Project or any law, code, regulation, ordinance or the like; (7) any compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord; (8) bad debt expenses and interest, principal, points and fees on debts; (9) marketing costs, including those costs described in (3) above, attorneys' fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Project, including attorneys' fees and other costs and expenditures incurred in connection with disputes with present or prospective tenants or other occupants of the Project; (10) costs, including permit, license and inspection costs, incurred with respect to the installation of other tenants' or occupants' improvements made for tenants or other occupants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants in the Project; (11) any costs expressly excluded from Operating Costs elsewhere in this Lease; (12) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Project) to the extent Landlord receives reimbursement from insurance proceeds or from a third party (except that any commercially reasonable deductible amount under any insurance policy shall be included within Operating Costs up to a maximum of $100,000.00 per casualty [provided that such maximum shall not be applied to any earthquake deductible so long as any earthquake deductible is amortized over the useful life of the repair and in no event shall Tenant's Proportionate Share thereof exceed $75,000.00 per year]); (13) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Project) which if purchased, rather than rented, would constitute a capital improvement not included in Operating Costs pursuant to this Lease; (14) depreciation, amortization and interest payments, except as specifically included in Operating Costs pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party, where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party's services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (15) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Project, without charge; (16) costs (including in connection therewith all attorneys' fees and costs of settlement, judgments and/or payments in lieu thereof) arising from claims, disputes or potential disputes in connection with potential or actual claims litigation or arbitrations pertaining to Landlord and/or the Project; (17) costs associated with the operation of the business of the partnership, corporation or limited liability company which constitutes Landlord as the same are distinguished from the costs of operation of the Project; (18) costs incurred to remove, remedy, contain, or treat any Hazardous Material; (19) any salaries or benefits for property management personnel (except that for personnel that provide maintenance and repair services to the Project, such salaries and benefits may be included in Operating Costs, provided that such costs for any individual who provides services to any other building or project shall be prorated based upon time devoted to this Project); (20) costs and expenses otherwise includable in Operating Costs to the extent the same arise from the negligence or tortious acts of Landlord or any of Landlord's agents, employees or contractors; or (21) any overhead and/or profit increment paid to Landlord or to subsidiaries or affiliates or Landlord for services in the Project to the extent the same exceed the amount which would generally be expected to be the cost of such services rendered by comparably qualified unaffiliated third parties.

Notwithstanding anything to the contrary contained herein, the aggregate Controllable Operating Costs, as that term is defined below, shall not increase more than four percent (4%) in any calendar year over the maximum amount of Controllable Operating Costs chargeable for the immediately preceding calendar year, calculated on a cumulative basis. "Controllable Operating Costs" shall mean all Direct Costs except Tax Costs, utility charges, insurance costs, trash collection costs, costs of services provided under a union contract, payments under CC&R's or to an owners' association, capital expenditures that are permitted herein, and costs associated with repairs due to casualty.

(d)     Determination of Payment.

(i)     Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable estimate (the "Estimate") of what the total amount of Direct Costs for the then-current calendar year shall be and Tenant's Proportionate Share thereof. Tenant shall pay, within thirty (30) days after receipt of the Estimate Statement, a fraction of the Estimate for the then-current calendar year (reduced by any amounts paid pursuant to the last sentence of this Section 3(d)(i)). Such fraction shall have as its numerator the number of months which have elapsed in such current calendar year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the Monthly Basic Rental installments, an amount equal to one-twelfth (1/12th) of the total Estimated Direct Costs set forth in the previous Estimate Statement delivered by Landlord to Tenant.

(ii)     In addition, Landlord shall give to Tenant within one hundred twenty (120) days following the end of each calendar year, a statement (the "Statement") which shall state the Direct Costs incurred or accrued for such preceding calendar year. Upon receipt of the Statement for each calendar year during the Term, if amounts paid by Tenant on an estimated basis pursuant to Section 3(d)(i) above are less than Tenant's Proportionate Share of the actual Direct Costs for such year as specified on the Statement, Tenant shall pay, within thirty (30) days thereafter, the full amount of Direct Costs for such calendar year, less the amounts paid during such calendar year on an estimated basis pursuant to Section 3(d)(i) above. If, however, the Statement indicates that amounts paid by Tenant on an estimated basis pursuant to Section 3(d)(i) above are greater than Tenant's Proportionate Share of the actual Direct Costs for such year as specified on the Statement, such overpayment shall be refunded to Tenant within thirty (30) days after the Statement. The failure of Landlord to timely furnish the Statement for any calendar year shall not prejudice Landlord from enforcing its rights under this Article 3, for a period of twelve (12) months after the expiration of such one hundred twenty (120) day period, except where the failure to timely furnish the Statement as to any particular item includable in the Statement is beyond Landlord's reasonable control (e.g. tax assessments that are late in arriving from the assessor), in which case such twelve (12) month limit shall not be applicable. Even though the Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Proportionate Share of the Direct Costs for the calendar year in which this Lease terminates, Tenant shall pay to Landlord an amount as calculated pursuant to the provisions of this Section 3(d).

(e)     Use of Common Area. Tenant and its employees and invitees, and when duly authorized pursuant to the provisions of this Lease, its subtenants and licensees, shall have the nonexclusive right to use the Common Area (expressly excluding the roof of the building in the Project other than for Tenant to comply with its repair and maintenance obligations under Article 9 below and except as provided in Section 30(p) below [but otherwise subject to the provisions thereof]) as constituted from time to time, such use to be in common with Landlord, other tenants in the Project and other persons permitted by Landlord to use the same, and subject to such reasonable rules and regulations governing use as Landlord may from time to time prescribe. For example, and without limiting the generality of Landlord's ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(i)     Tenant shall not take any action which would unreasonably interfere with the rights of other persons to use the Common Area.

(ii)     Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations or during construction or to prevent the public from obtaining prescriptive rights, provided that access to the Premises remains reasonably available and Landlord uses reasonable efforts to minimize any disruption to Tenant's use and enjoyment of the Premises and the parking to which it is entitled hereunder.

(iii)     With regard to the roof of the building in the Project, any use of the roof whatsoever is hereby exclusively reserved to Landlord for any and all purposes and in all respects in its reasonable discretion other than for Tenant to comply with its repair and maintenance obligations under Article 9 below and except as provided in Section 30(p) below (but otherwise subject to the provisions thereof). Landlord shall otherwise have the exclusive rights to use, possess, lease, alter, construct on, or otherwise manage the roof in its reasonable discretion. In performing Tenant's obligations pursuant to Article 9 and Section 30(p), Tenant shall take no action and Tenant will comply with all Landlord requirements in connection therewith that would invalidate any roof warranty.

(f)     Maintenance of Common Area. Subject to Tenant's reimbursement obligations set forth in this Article 3, Landlord shall be responsible for the operation, management and maintenance of the Common Area, the manner of maintenance and the expenditures therefore to be generally in keeping with similar properties within the same geographical area as the Project. Without limiting the generality of the immediately preceding sentence, Tenant acknowledges that LANDLORD MAKES NO REPRESENTATION, COVENANT OR WARRANTY REGARDING WHETHER OR NOT LANDLORD WILL PROVIDE SECURITY SERVICES, OR IF SO, WHAT FORM OF SECURITY SERVICES WILL BE PROVIDED. However, notwithstanding anything to the contrary contained herein, Tenant may maintain a security system for the Premises, at Tenant's sole cost, which may include, without limitation, security personnel at a security desk at the entrance to the Premises; provided that Landlord reserves the right to have Tenant, at Tenant's cost, upon the expiration or early termination of this Lease, to remove any security system which does not exist as of the date hereof and to repair any damage caused thereby.

ARTICLE 4
SECURITY DEPOSIT

Tenant has deposited or concurrently herewith is depositing with Landlord the sum set forth in Article 1.E. of the Basic Lease Provisions as security for the full and faithful performance of every provision of this Lease to be performed by Tenant. If Tenant breaches any provision of this Lease, including but not limited to the payment of rent, Landlord may use all or any part of this Security Deposit for the payment of any rent or any other sums in default, or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of said deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit funds with Landlord in an amount sufficient to restore the Security Deposit to its full amount. Tenant agrees that Landlord shall not be required to keep the Security Deposit in trust, segregate it or keep it separate from Landlord's general funds, but Landlord may commingle the Security Deposit with its general funds and Tenant shall not be entitled to interest on such Security Deposit. Subject to this Article 4, within thirty (30) days after Tenant (i) has surrendered the Premises to Landlord (which, Landlord and Tenant agree, includes turning over to Landlord's representative all keys to the Premises), and (ii) has provided Landlord with a forwarding address, Landlord shall return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by the terms of this Lease and applicable law. Tenant acknowledges and agrees that if Tenant has breached this Lease before or during Tenant's surrendering the Premises to Landlord, then Landlord shall be entitled to deduct from the Security Deposit being returned to Tenant (if any) all damages and losses that Landlord has suffered as a result of such breach of this Lease by Tenant under Article 20 below. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code and agrees that the provisions of this Article 4 shall govern the treatment of Tenant's Security Deposit in all respects for this Lease.

If Landlord transfers its interest in the Premises during the Term of this Lease, Landlord may assign the Security Deposit to the transferee and upon such transfer and the transferee's written acknowledgement of responsibility for the Security Deposit (which acknowledgement will be deemed to have been effected if the transferee assumes the obligations of the Landlord under this Lease (i.e., even without a specific mention of the Security Deposit), Landlord shall thereafter have no further liability for the return of the Security Deposit.

ARTICLE 5
HOLDING OVER

Tenant is not permitted to hold over possession of the Premises after the expiration or earlier termination of the Term without the express prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion. Should Tenant, without Landlord's written consent, hold over after expiration or earlier termination of this Lease, Tenant shall become a tenant at sufferance upon each and all of the terms herein provided as may be applicable to such a tenancy and any such holding over shall not constitute an extension of this Lease. During such holding over, Tenant shall pay in advance, Basic Rental at a rate equal to one hundred twenty-five percent (125%) of the rate in effect for the last month of the Term of this Lease for the first ninety (90) days of such holdover, and one hundred fifty percent (150%) of the rate in effect for the last month of the Term thereafter. Any such payments shall be in addition to, and not in lieu of, all other payments required to be made by Tenant hereunder including but not limited to Tenant's Proportionate Share of Direct Costs. Nothing contained in this Article 5 shall be construed as consent by Landlord to any holding over of the Premises by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or earlier termination of the Term. In no event shall Tenant be responsible for any consequential damages incurred by Landlord due to a holdover by Tenant.

ARTICLE 6
OTHER TAXES

Tenant shall pay, prior to delinquency, all taxes assessed against or levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant located in the Premises. Tenant shall assume and pay to Landlord at the time Basic Rental next becomes due (or if assessed after the expiration of the Term, then within ten (10) days), any excise, sales, use, rent, occupancy, garage, parking, gross receipts or other taxes (other than net income taxes) which may be assessed against or levied upon Landlord on account of the letting of the Premises or the payment of Basic Rental or any other sums due or payable hereunder, and which Landlord may be required to pay or collect under any law now in effect or hereafter enacted. In addition to Tenant's obligation pursuant to the immediately preceding sentence, Tenant shall pay directly to the party or entity entitled thereto all business license fees, gross receipts taxes and similar taxes and impositions which may from time to time be assessed against or levied upon Tenant, as and when the same become due and before delinquency. Notwithstanding anything to the contrary contained herein, any sums payable by Tenant under this Article 6 shall not be included in the computation of "Tax Costs."

ARTICLE 7
PERMITTED USE/COMPLIANCE WITH LAWS

(a)     Permitted Use. Tenant shall use and occupy the Premises only for the use set forth in Article 1.F. of the Basic Lease Provisions and shall not use or occupy the Premises or permit the same to be used or occupied for any other purpose without the prior written consent of Landlord.

(b)     Compliance with Laws. Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, governmental regulations or requirements (collectively, "Laws") now in force or which may hereafter be in force relating to or affecting (i) the condition, use or occupancy of the Premises (excluding structural changes not related to Tenant's particular use of the Premises), and (ii) Alterations installed or constructed in the Premises by or on behalf of Tenant. Landlord shall be responsible for compliance with all Laws with respect to the Common Areas of the Project and the Real Property and all other portions of the Project other than those which are the responsibility of Tenant pursuant to the immediately preceding sentence. In addition to the foregoing, Tenant shall procure at its sole expense any permits and licenses required for the transaction of business in the Premises. At Landlord's request, Tenant shall deliver to Landlord copies of all necessary permits and licenses.

(c)     Certain Prohibited Uses. Tenant shall not conduct or give notice of any fire, auction (public or private), "going-out-of-business," "lost-our-lease," "moving," bankruptcy or similar sale at or on the Premises. Tenant shall not permit any objectionable noises, odors, vibrations, dust, gas, exhaust or smoke to emanate from the Premises (or from any facility or equipment servicing the Premises); nor except as provided in Section 30(p) below (but subject to the provisions set forth therein) place or permit any radio or television antenna, satellite dish, loudspeaker or amplifier on the roof or exterior walls or outside the Premises or where the same can be seen or heard from outside the Premises; nor place any antenna, equipment, awning or other projection on the exterior of the Premises or any building; nor take any other action which would constitute a nuisance or would unreasonably interfere with, disturb or endanger Landlord or other tenants of the Project, or unreasonably interfere with their use of their respective premises; nor permit any unlawful practice to be carried on or committed on the Premises; nor do or permit anything which would void Tenant's or Landlord's insurance. If Tenant causes any increase in the cost of insurance on the Premises or the Project, then Tenant shall pay to Landlord the amount of such increase as Additional Rent.

(d)     Care of Premises by Tenant. Tenant shall take good care of the Premises and shall operate in the Premises in a safe, careful and proper manner; shall not commit or suffer waste in or about the Premises, nor to any facility or equipment for which Tenant is responsible; and shall keep the Premises free of insects, rodents, vermin and other pests. As indicated in Section 3(f) above, Tenant hereby acknowledges that security is Tenant's responsibility and that Tenant is not relying on any representation or warranty by Landlord in this regard. Tenant shall not overload the floors in the Premises, nor deface or injure the Premises. Tenant shall store all trash and garbage within the Premises, or in a trash dumpster or similar container and Landlord shall arrange for trash pick-up for the Project as part of Operating Costs. Outside storage, including, without limitation, storage of containers, trailers, trucks and other vehicles, is prohibited without Landlord's prior written consent, which may be withheld in Landlord's sole and absolute discretion.

(e)     Tenant Financial Statements. In connection with a proposed sale or refinance of the Project and not more than one (1) time in any calendar year, Tenant shall, within ten (10) business days after a request from Landlord, deliver to Landlord such financial statements as are reasonably requested by Landlord that have been previously prepared by Tenant to verify the net worth of Tenant. However, the immediately preceding sentence shall not apply if, at such time, Tenant is publicly traded. Tenant further agrees to cooperate with any reasonable request by Landlord for Tenant's written permission or other cooperation in connection with Landlord's obtaining, at Landlord's sole cost, a credit report or similar information regarding Tenant from third-party sources.

(f)     Confidentiality; Marketing Materials. Landlord shall use good faith efforts to keep confidential all non-public financial statements supplied by Tenant; however, if Landlord notifies such parties of the requirement to keep such information confidential, Landlord has the right to reveal such information to mortgagees, prospective purchasers and prospective mortgagees (and their respective agents) and to Landlord's managers, officers, personnel, affiliates, partners, directors, advisors, accountants, attorneys, members, and consultants, and as may be required by Law, including, without limitation, securities regulations, or by legal process; and, provided further, that Landlord and Landlord's affiliates have the right to include, disclose, or otherwise publicize Tenant's name as one of Landlord's or Landlord's affiliates' tenants in any of Landlord's marketing materials, press releases, presentations, or other disclosures. The following materials and information are not considered "non-public financial statements" for purposes of this Lease and will not be subject to the restrictions set for in the preceding sentence: (i) information which is or becomes generally available to the public other than as a result of a wrongful disclosure by Landlord; (ii) information which reasonably can be demonstrated to be known to Landlord prior to its disclosure by Tenant hereunder; (iii) information which becomes available to Landlord on a non-confidential basis from sources other than Tenant; and (iv) information which Landlord may be compelled to disclose by court order or applicable law.

ARTICLE 8
CONDITION OF PREMISES

(a)     Existing Condition. Landlord and Tenant acknowledge that Tenant has, prior to the Commencement Date, owned the Project and occupied the Premises. Tenant hereby agrees that except as provided in this Lease (including, without limitation, the following provisions of this Article 8 and Section 11(a), below), the Premises shall be taken "as is", "with all faults", and "without any representations or warranties", and Landlord makes no warranty of any kind, express or implied, with respect to the Premises and the Real Property (without limitation, Landlord makes no warranty as to the habitability, fitness or suitability of the Premises for a particular purpose, nor as to compliance with any laws, rules or regulations, nor as to the absence of any toxic or otherwise Hazardous Materials).

(b)     Landlord's Work. Landlord shall, at Landlord's sole cost, cause the following work to be performed: (a) within one (1) year after the Commencement Date, install RainShield RS-2P-3W roofing system (or its equivalent) with twenty (20) year guarantee including installation of new curb mount, steel frame, single dome skylights and smoke vents in accordance with the June 8, 2015 proposal from Highland Commercial Roofing (or an equivalent or better proposal from a different vendor, as mutually agreed by Landlord and Tenant), (b) install a demising wall(s) separating the Premises from the remainder of the Project utilizing specifications and materials reasonably determined by Landlord (the "Demising Work"), which Demising Work shall include the separation of the electric service as described in Section 11(a) below. In order to separate the electric service, Landlord and Tenant contemplate that the existing 120/208 gear currently serving the Project will be upgraded to 277/480 and then be dedicated to serve the space which is the subject of the Short Term Lease (defined below). The 120/208 load currently connected to the existing 120/208 gear will be disconnected and re-connected (through a new step-down transformer) to the existing 277/480 gear currently serving the Project. A 1.5MW generator will be supplied to maintain the Tenant's 120/208 service during the changeover if change over cannot be scheduled during a period which would not unreasonably interfere with Tenant's business. The existing 277/480 gear will then be dedicated to serve the Premises. The Demising Work shall be completed prior to the date which is the earlier of the date that is one (1) year after Tenant has surrendered the Short Term Lease space to Landlord in the condition required in the Short Term Lease, or the date any new tenant commences occupancy of space in the remainder of the Project, (c) repaint the exterior of the Project utilizing specifications and materials reasonably determined by Landlord and reasonably approved by Tenant, with such work to be completed prior to the date which is two (2) years after the Commencement Date, (d) slurry coat, repair and reseal the parking lot of the Project pursuant to a parking, striping and truck loading plan reasonably determined by Landlord, with such work to be completed on or before the date which is two (2) years after the Commencement Date, and (e) upgrade the landscaping at the Project pursuant to a plan reasonably determined by Landlord within one (1) year after the Commencement Date. Tenant agrees that Landlord shall be provided with access to the Premises to complete such Demising Work in accordance with, and subject to, Article 12 below, and shall reasonably cooperate with Landlord so as to allow Landlord to timely complete all of the foregoing work. Except as otherwise expressly provided in this Lease, Landlord agrees that any costs to relocate electrical conduits required by the Demising Work shall be borne by Landlord and any shutdown of the electrical system to the Premises required by the Demising Work shall be performed pursuant to a schedule mutually acceptable to Landlord and Tenant.

(c)     Tenant Improvements. The existing leasehold improvements in the Premises as of the date of this Lease may be collectively referred to herein as the "Tenant Improvements."

ARTICLE 9
REPAIRS AND ALTERATIONS

(a)     Landlord's Obligations. Landlord shall, as part of Operating Costs to the extent permitted under Article 3 above, maintain the structural portions of the Project in good condition and repair, including the foundation, floor/ceiling slabs, roof, roof membrane, curtain walls, exterior glass, columns, beams, shafts, stairs, stairwells, elevator cabs and common areas, and shall also maintain and repair the basic mechanical, electrical, life safety, plumbing, sprinkler systems and heating, ventilating and air-conditioning systems serving the Project (the "Project Systems"), although Tenant shall be responsible, at Tenant's sole cost, for repair and maintenance of any such systems that exclusively service the Premises. Should any of the Project Systems (including, without limitation, any such systems that exclusively serve the Premises such as the heating ventilation and air-conditioning system that exclusively services the Premises ("HVAC System")) require replacement, Landlord shall be responsible for such replacement, which replacement cost shall be passed through to Tenant as Additional Rent so long as such amount is amortized over the useful life of the replaced system in accordance with the following procedure ("Agreed Amortization Procedure"): a monthly straight-line basis commencing as of the date such replacement is placed into service, over the useful life of the replaced system (which useful life is deemed to be ten (10) years for replacement of any HVAC System units). Notwithstanding the foregoing, in the event an R-22 HVAC System unit that exclusively services the Premises fails and cannot be repaired at a cost less than forty percent (40%) of the replacement cost, the unit shall be replaced and the "Initial Aggregate Cost" (defined below) of the replacement of such unit(s) shall be paid for by Tenant as Additional Rent and the remainder of such replacement costs shall be passed through to Tenant as Additional Rent pursuant to the Agreed Amortization Procedure, but with such amortization commencing as of the first day of the next calendar year. The term "Initial Aggregate Cost" shall mean Fifty Thousand Dollars ($50,000.00) in the aggregate for the period which constitutes the first three (3) years of the Term, Forty Thousand Dollars ($40,000.00) in the aggregate for the fourth (4th) year of the Term, Thirty Thousand Dollars ($30,000.00) in the aggregate for the fifth (5th) year of the Term, Twenty Thousand Dollars ($20,000.00) in the aggregate for the sixth (6th) year of the Term, Ten Thousand Dollars ($10,000.00) in the aggregate for the seventh (7th) year of the Term, and Zero Dollars ($0) thereafter.  Such amortization payments for any of the first seven (7) years shall commence only after Tenant's payment of the Initial Aggregate Cost for such year. By way of example only, and not as limitation upon the foregoing, if in the fifth (5th) year of the Term, five (5) R-22 HVAC System units must be replaced and if the total aggregate cost of such replacements is $40,000.00 for such year, then the Initial Aggregate Amount for such replacements for such year would be $30,000.00, which amount will be payable by Tenant as Additional Rent within thirty (30) days after Tenant's receipt of paid invoices from Landlord and the remaining $10,000.00 of such replacement costs shall be amortized pursuant to the Agreed Amortization Procedure, with such amortization to begin on the first day of the sixth (6th) year of the Term. In no event shall Tenant be responsible for the cost of repair, maintenance or replacement of any heating, ventilation or air-conditioning system that does not service the Premises. Except as expressly provided in Section 9(b) below, Tenant waives the right to make repairs at Landlord's expense under any applicable Laws.

(b)     Tenant's Right to Make Repairs.

(i)     Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice to Landlord of an event or circumstance which requires the action of Landlord with respect to repair and/or maintenance under Section 9(a) above (hereinafter, a "Required Action"), and Landlord fails to commence such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in no event later than thirty (30) days after Landlord's receipt of such notice (or sooner in case of emergency, as set forth below in subsection (iii)), then if such repair is in the interior, non-structural portion of the Premises, or if Landlord's failure with respect to such repair and maintenance obligations otherwise materially and adversely affects Tenant's normal business operations, Tenant may proceed to take the required action following the delivery of an additional ten (10) business days notice to Landlord specifying in bold-faced capital letters that: "LANDLORD'S FAILURE TO PERFORM AN OBLIGATION WITHIN (10) BUSINESS DAYS OF RECEIVING THIS NOTICE MAY RESULT IN TENANT EXERCISING SELF-HELP", and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such additional ten (10) business day period, then Tenant shall be permitted to perform such repair at Landlord's cost. In the event Tenant takes such action, and such work will affect the Project Systems or the structural integrity of the Project, Tenant shall use only those contractors used by Landlord in the Project for work on such Project Systems or structure unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings.

(ii)     If Landlord fails to pay to Tenant the actual documented cost of such cure within twenty (20) days following Landlord's receipt of Tenant's demand therefor, including a statement setting forth the amount due, and, if available, executed mechanics' lien releases from the party or parties performing such repairs complying with the appropriate provisions of California Civil Code Sections 8136 and 8138, then Tenant may provide to Landlord a second written demand therefor ("Second Demand") which contains the following phrase on page 1 of the notice in all capital letters and boldface type (or it shall not be deemed validly delivered to Landlord) "YOUR FAILURE TO REIMBURSE TENANT AS REQUIRED HEREIN WITHIN TEN (10) DAYS SHALL ENTITLE THE UNDERSIGNED TO EXERCISE CERTAIN OFFSET RIGHTS AS SET FORTH IN THE LEASE WITHOUT FURTHER NOTICE." If Landlord fails to pay to Tenant the amount due to Tenant within ten (10) days following Landlord's receipt of the Second Demand, then Tenant may offset from the next installments of rent and other charges coming due under this Lease the full amount owed by Landlord to Tenant together with interest at the Interest Rate from the date of payment until the date of offset, provided, however, that (i) the amount of offset during any month shall not exceed the greater of (A) ten percent (10%) of the total Basic Rent payable by Tenant to Landlord for such month, or (B) the amount necessary to fully amortize Tenant's cost of cure from the date of completion of such cure to the earlier to occur of (x) the date which is twenty four (24) months after such date of completion, or (y) the expiration date of the Term (without regard to any unexercised renewal options); and (ii) Landlord is not then contesting same (or having contested same, a judgment, decision or ruling in such action, mediation or arbitration has been rendered in favor of Tenant). Tenant shall obtain and deliver to Landlord waivers of liens from all contractors, subcontractors and materialmen providing work or materials with respect to any such repairs performed by or on behalf of Tenant.

(iii)     Notwithstanding the foregoing, if there exists an emergency that is not addressed by Article 16 below such that the Premises or a material portion thereof are rendered untenantable or if Tenant is unable to conduct business from a material portion of the Premises as a result of such emergency and if Tenant gives Landlord written notice (the "Emergency Notice") of Tenant's intention to take action with respect thereto (the "Necessary Action") and the Necessary Action is also a Required Action, Tenant may take the Necessary Action if Landlord does not commence the Necessary Action prior to the end of the business day which is two (2) business days following the day of Landlord's receipt of the Emergency Notice (the "Emergency Cure Period") and thereafter use its commercially reasonably efforts and due diligence to complete the Necessary Action as soon as reasonably practicable. If Tenant takes any Necessary Action hereunder, Tenant shall use only those contractors used by Landlord in the Project for such work unless such contractors are unwilling or unable to perform such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in comparable buildings.

(c)     Tenant's Obligations. Except as expressly provided as Landlord's obligation in this Article 9, Tenant shall keep all portions of the Premises in good condition and repair, excluding only those portions that are Landlord's express obligation to maintain as provided above. Tenant's obligations include, without limitation, maintenance and repair of the compressed air system and nitrogen tank located in or solely benefitting the Premises (regardless of whether such systems are located entirely in the Premises), lighting within the Premises, any HVAC System that exclusively services the Premises (as described in Section 9(a) above), plumbing systems within the Premises, exhaust systems within the Premises and the electrical system within the Premises. In addition, Tenant's responsibility shall also include, with respect to the Premises, all repairs in ducts, conduits, pipes and wiring. Tenant shall give Landlord prompt written notice of any leaks or water damage that becomes known to Tenant. If any repairs required to be made by Tenant hereunder are not commenced within ten (10) days after written notice delivered to Tenant by Landlord (or less than ten (10) days, in the case of an emergency situation which by its nature requires an immediate response or a response within fewer than ten (10) days), or if Tenant timely commences such repairs but fails to diligently prosecute such repairs to completion, Landlord may, upon notice to Tenant and at Landlord's option, make such repairs without liability to Tenant for any loss or damage which may result by reason of such repairs. In such event, Tenant shall reimburse Landlord's costs therefor as Additional Rent within thirty (30) days of Landlord's written demand. Tenant shall have access to the roof of the Project and other areas of the Project required in order for Tenant to repair and maintain any systems that exclusively service the Premises (as required by Section 9(a) above) and to otherwise comply with Tenant's repair and maintenance obligations under this Lease. All damage or injury to the Premises or the Project resulting from the act or negligence of Tenant, its employees, agents or visitors, guests, invitees or licensees or by the use of the Premises, shall be promptly repaired by Tenant at its sole cost and expense (except to the extent covered by insurance).

(d)     Alterations. Tenant shall make no alterations, installations, changes or additions in or to the Premises or the Project (collectively, "Alterations") without Landlord's prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, however, (i) Landlord hereby consents to those Alterations listed on Exhibit "E" attached hereto and made a part hereof (so long as such Alterations are otherwise completed in accordance with the requirements set forth in this Lease), and (ii) Landlord's prior written consent shall not be required for Tenant's interior painting, and for any non-structural installation of fixtures, equipment, interior floors and floor coverings in the Premises, all of which may otherwise be completed in accordance with this Lease. Any Alterations approved by Landlord must be performed in accordance with the terms hereof, using only contractors reasonably approved by Landlord in writing and upon the reasonable approval by Landlord in writing of plans and specifications pertaining to the Alterations in question, to be prepared and submitted by Tenant at its sole cost and expense. Landlord shall grant or deny consent to a proposed Alteration within ten (10) business days after Landlord's receipt of plans and specifications therefor. If Landlord fails to so respond in writing to Tenant within said ten (10) business day period, Tenant may send a second written notice ("Alteration Notice") to Landlord indicating that such Alteration Notice is being delivered by Tenant pursuant to this Section 9(d). Landlord's failure to withhold its consent by written notice to Tenant within five (5) business days after Landlord's receipt of a properly delivered Alteration Notice shall be deemed to constitute Landlord's consent to such Alteration. Tenant shall at its sole cost and expense obtain all necessary approvals and permits pertaining to any Alterations approved by Landlord. Tenant shall cause all Alterations to be performed in a good and workmanlike manner, in conformance with all applicable Laws and pursuant to a valid building permit. Landlord shall not be entitled to a construction management fee or review fee in connection with any Alterations. Notwithstanding anything to the contrary contained herein, Tenant may also make minor alterations to the Premises (the "Minor Alterations"), without Landlord's consent, provided that the cost of any such Minor Alteration does not exceed $75,000 in any one instance and more than $200,000 in the aggregate during the Term; and provided further that such Minor Alteration does not (i) require any structural modifications to the Premises, (ii) require any changes to, nor adversely affect, the Project Systems, and (iii) affect the exterior appearance of the Project. Notwithstanding the rights accorded to Tenant pursuant to the immediately preceding sentences, Tenant acknowledges and agrees that Landlord's permission for Tenant to commence construction or Landlord's monitoring of such work shall in no way constitute any representation or warranty by Landlord as to the adequacy or sufficiency of such plans and specifications, the improvements to which they relate, the capabilities of such contractors or the compliance of any such work with any applicable Laws; instead, any such permission or monitoring shall merely be the consent of Landlord as required hereunder.

(e)     Insurance. Prior to the commencement of any Alterations, Tenant shall provide Landlord with evidence that Tenant or Tenant's contractor carries insurance for workers' compensation, "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood that all such Alterations shall be insured by Tenant pursuant to Article 14 of this Lease immediately upon completion thereof.

(f)     Costs and Fees; Removal. If permitted Alterations are made, they shall be made at Tenant's sole cost and expense and shall be and become the property of Landlord, except that Landlord may, by written notice to Tenant given at the time of Landlord's consent to an Alteration (or if Landlord's consent is not required, then Landlord's notice shall be provided within thirty (30) days after Landlord receives written notice of the Alteration), require Tenant at Tenant's expense to remove such Alteration from the Premises upon expiration or earlier termination of this Lease, and to repair any damage to the Premises and the Project caused by such removal.

(g)     Quality of Construction Work by Tenant. All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner, lien-free and in compliance with all Laws, and in such manner as to reasonably minimize interference with other construction in progress and with the transaction of business in the Project. Without limiting the generality of the foregoing, Landlord shall have the right to require that such work be performed in accordance with non-discriminatory rules and regulations which Landlord may from time to time reasonably prescribe by prior written notice to Tenant.

(h)     Renovation by Landlord. In the event that Landlord elects to renovate all or any portion of the Project, including, without limitation, performing the Demising Work, subject to Article 12 below, Tenant will reasonably cooperate with such renovations, including Tenant's tolerating temporary and reasonable inconveniences (which will be minimized by Landlord to the extent practicable and may include, without limitation, the temporary removal of Tenant's signs) in order to facilitate such renovations, as they may relate to the exterior of the Premises.

ARTICLE 10
LIENS

Tenant shall keep the Premises and the Project free from any mechanics' liens, vendors liens or any other liens arising out of any work performed, materials furnished or obligations incurred by Tenant, and Tenant agrees to defend, indemnify and hold Landlord harmless from and against any such lien or claim or action thereon, together with costs of suit and reasonable attorneys' fees and costs incurred by Landlord in connection with any such claim or action. Before commencing any work of alteration, addition or improvement to the Premises, Tenant shall give Landlord at least ten (10) business days' written notice of the proposed commencement of such work (to afford Landlord an opportunity to post appropriate notices of non-responsibility). In the event that there shall be recorded against the Premises or the Project or the property of which the Premises is a part any claim or lien arising out of any such work performed, materials furnished or obligations incurred by Tenant and such claim or lien shall not be removed by bond or otherwise or discharged within ten (10) days of filing, upon notice to Tenant and the expiration of a fifteen (15) day cure period, Landlord shall have the right but not the obligation to pay and discharge said lien without regard to whether such lien shall be lawful or correct (in which case Tenant shall reimburse Landlord for any such payment made by Landlord within ten (10) days following written demand). Upon completion of the work, Tenant shall deliver to Landlord final lien waivers from all contractors and suppliers. Landlord may post at the Premises such notices of non-responsibility as may be provided for under applicable Law. Tenant shall provide Landlord with as-built plans and specifications for all Alterations done by Tenant.

ARTICLE 11
PROJECT SERVICES

(a)     Utilities and Services. Landlord and Tenant acknowledge that, concurrently with their execution and delivery of this Lease, Landlord and Tenant are entering into a Lease for the remainder of the Project consisting of approximately 192,629 rentable square feet (the "Short Term Lease"). Tenant acknowledges and agrees that the shared electrical room for the Project requires expansion, and Tenant agrees that it will cooperate with Landlord to have such expansion occur into Tenant's storage room. Upon the completion of the expansion, the added space shall be included in the Shared Space. Landlord and Tenant further acknowledge and agree that the telephone room shall be located solely in Tenant's Premises and may be used exclusively by Tenant and not any other occupant. In accordance with the timeframes set forth in Section 8(b) above, Landlord shall, at Landlord's sole cost, (i) separate the Project Systems (excluding fire system branch lines, fire life safety systems and common HVAC elements) serving the Premises from the remainder of the Project, and (ii) have separate meters or submeters installed for each of the following utilities: electricity, water and natural gas. Notwithstanding the foregoing or anything to the contrary herein, Landlord shall have the right, as determined in Landlord's sole discretion and at Landlord's sole cost, to either (A) separate the Project's condensed water loop and dedicate the existing cooling towers in the Project to service the Premises exclusively, or (B) maintain the condensed water loop and cooling tower as a Common Area in accordance with the terms of this Lease, in which event, Landlord shall install, at Landlord's sole cost, a new Siemens Talon Controls Building Management System (or comparable system) (the "BMS System") with controllers at each water source heat pump. Tenant shall cooperate with Landlord and Landlord's contractor to allow the timely completion of the foregoing work. If Landlord elects to maintain the condensed water loop and cooling towers as Common Area, Landlord shall utilize the BMS System to monitor and record the water heat source pump fan and compressor operation times to establish the costs attributable to each party utilizing same. Any utility costs attributable to Tenant as determined by Landlord's review of the BMS System shall be paid by Tenant to Landlord as Additional Rent within fifteen (15) days of Landlord's demand. Tenant shall have the right to connect additional equipment to the BMS System at Tenant's sole cost, so long as such additional equipment is reasonably approved by Landlord, complies with all applicable laws, does not overload the BMS System and otherwise complies with all of the requirements set forth in this Lease. Any meters and sub-meters shall be installed for each such utility in order to measure amounts supplied to the Premises, other space in the Project and the Common Areas (and the costs measured from such meters and sub-meters shall be solely paid by the parties utilizing such systems as further described in this Section 11(a) below). After such separate meters are installed, Tenant shall contract directly with the applicable utility company for utilities separately metered to the Premises, Tenant shall have no responsibility for utilities provided to other space in the Project and utilities provided to the Common Areas of the Project shall be included in Operating Costs. Landlord shall bill Tenant for Tenant's usage (as determined by Landlord's review of the sub-meter readings) for any utilities that are sub-metered, and Tenant shall reimburse Landlord for such actual costs (without mark-up from Landlord) as Additional Rent within fifteen (15) days of demand. Until such separate meters and submeters are installed, Tenant shall pay Tenant's Proportionate Share of the cost of such utilities on a monthly basis. Landlord shall provide, as an Operating Cost of the Project, trash removal services and janitorial service to the Common Areas (but not to the Premises). Tenant shall be responsible, at Tenant's sole cost, for janitorial services to the Premises. Landlord shall not be liable for, and except as provided in Section 11(b) below, there shall be no rent abatement as a result of, any stoppage, reduction or interruption of any such services caused by governmental rules, regulations or ordinances, riot, strike, labor disputes, breakdowns, accidents or necessary repairs.

(b)     Abatement Event. An "Abatement Event" shall be defined as an event caused by Landlord's negligence or willful misconduct that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide essential services (i.e., utilities under Section 11(a) above) or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof in the manner in which it was used prior to the Abatement Event, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice ("Abatement Notice") of any such Abatement Event, and if such Abatement Event continues beyond the "Eligibility Period" (as that term is defined below), then, as Tenant's sole and exclusive remedy at law and in equity (other than in the case of Landlord's default, in which case Section 19(b) below shall apply) the Basic Rental and Tenant's Proportionate Share of Direct Costs shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Basic Rental and Tenant's Proportionate Share of Direct Costs for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Basic Rental and Tenant's Proportionate Share of Direct Costs allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term "Eligibility Period" shall mean a period of five (5) consecutive business days after Landlord's receipt of any Abatement Notice(s). If a fire or other casualty results in Tenant's inability to use the Premises or a portion thereof, the terms and conditions of Article 16 below shall apply rather than this Section 11(b).

ARTICLE 12
ENTRY RIGHTS OF LANDLORD

Landlord and its agents shall have the right to enter the Premises at all reasonable times upon one (1) business day's prior notice (except that no notice shall be required in the case of an emergency) for the purpose of examining or inspecting the same, serving or posting and keeping posted thereon notices as provided by law, or which Landlord deems necessary for the protection of Landlord or the Project, showing the same to prospective tenants (but as to prospective tenants, only during the last nine (9) months of the Term or the Option Terms, if applicable, or at any time in which Tenant is in default under this Lease after expiration of applicable cure periods), lenders or purchasers of the Project, in the case of an emergency, and for making such alterations, repairs, improvements or additions to the Premises or to the Project as may be required under this Lease, all without being deemed guilty of or liable for any breach of any covenant of quiet enjoyment or eviction of Tenant (provided Landlord uses reasonable efforts to present any disruption to Tenant's business operations) and without abatement of rent. For each of the foregoing purposes, Tenant shall provide Landlord with a key or other device in order to provide entry to the Premises (excluding Tenant's vaults and safes), and Landlord may open said doors to the Premises in an emergency in order to obtain entry to the Premises. Landlord shall provide Tenant with an opportunity to have a representative of Tenant escort Landlord in connection with any such entry (except any such entry in the case of an emergency). Furthermore, except as expressly provided in this Lease, Landlord shall not be entitled to make alterations, additions or improvements to the Premises or to the exterior façade surrounding the Premises without Tenant's consent.

ARTICLE 13
INDEMNITY; EXEMPTION OF LANDLORD FROM LIABILITY

(a)     Indemnity. Tenant shall indemnify, defend and hold Landlord and its members, officers, directors, employees and contractors (collectively, "Landlord Parties") harmless from any and all claims arising from Tenant's breach of this Lease and/or Tenant's use of the Premises or the Project or from the conduct of its business or from any activity, work or thing which may be permitted or suffered by Tenant in the Premises and shall further indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all loss, cost, expense, damages or claims arising from the negligence or willful misconduct of Tenant or any of its agents, contractors or employees and from any and all costs, attorneys' fees and costs, expenses and liabilities incurred in the defense of any claim or any action or proceeding brought thereon, including negotiations in connection therewith. However, notwithstanding the foregoing, Tenant shall not be required to indemnify and/or hold Landlord or the Landlord Parties harmless from any loss, cost, liability, damage or expense, including, but not limited to, penalties, fines, attorneys' fees or costs (collectively, "Claims"), to any person, property or entity to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors, or employees. Landlord hereby indemnifies Tenant and holds Tenant harmless from any Claims to the extent resulting from the negligence or willful misconduct of Landlord or its agents, contractors or employees and/or for Landlord's breach of the Lease, and not covered by insurance required to be carried under this Lease by Tenant or actually carried by Tenant. Further, Tenant's agreement to indemnify Landlord and Landlord's agreement to indemnify Tenant pursuant to this Section 13(a) is not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Landlord or Tenant pursuant to this Lease, to the extent such policies cover the matters subject to such indemnification obligations.

(b)     Exemption of Landlord from Liability. Landlord and the Landlord Parties shall not be liable for injury to Tenant's business, or loss of income therefrom, however occurring (including, without limitation, from any failure or interruption of services or utilities or as a result of Landlord's negligence), or, except in connection with damage or injury resulting from the negligence or willful misconduct of Landlord or the Landlord Parties (provided that in such case Landlord's liability shall be limited to amounts not covered by insurance carried by Tenant or required to be carried by Tenant pursuant to this Lease), for damage that may be sustained by the person, goods, wares, merchandise or property of Tenant, its employees, invitees, customers, agents, or contractors.

ARTICLE 14
INSURANCE

(a)     Tenant's Insurance. Tenant, shall at all times during the Term of this Lease, and at its own cost and expense, procure and continue in force the following insurance coverage: (i) Commercial General Liability Insurance (which may include umbrella insurance) insuring both Landlord and Tenant against all claims, demands or actions for bodily injury, property damage, personal and advertising injury, and medical payments arising out of or in connection with Tenant's use or occupancy of the Premises, or by the condition of the Premises, written on an occurrence basis, with a combined single limit for bodily injury and property damages of not less than Two Million Dollars ($2,000,000) per occurrence and Three Million Dollars ($3,000,000) in the annual aggregate (and no offset for occurrences on property other than the Premises), including products liability coverage if applicable, owners and contractors protective coverage (when Tenant performs Alterations), blanket contractual coverage, and personal injury coverage; (ii) a policy of standard fire, extended coverage and special extended coverage insurance (all risks), including a vandalism and malicious mischief endorsement, sprinkler leakage coverage where sprinklers are provided in an amount equal to the full replacement value new without deduction for depreciation of all (A) Tenant Improvements and Alterations, and (B) trade fixtures, furniture, equipment and other personal property installed by or at the expense of Tenant; and (iii) Worker's Compensation and Employers liability coverage as required by Law. Tenant shall carry and maintain during the entire Term (including any Option Terms, if applicable), at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 14 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably required by Landlord, but Landlord shall only be entitled to require such increased amounts and/or other coverages if they are then generally required by owners of comparable buildings in the San Diego County, California area.

(b)     Form of Policies. The aforementioned minimum limits of policies and Tenant's procurement and maintenance thereof shall in no event limit the liability of Tenant hereunder. The Commercial General Liability Insurance policy shall name Landlord, Landlord's property manager, if any, Landlord's lender(s) and such other persons or firms as Landlord specifies in writing to Tenant from time to time, as additional insureds. All such insurance policies carried by Tenant shall be with companies having a rating of not less than A-VII in Best's Insurance Guide. Tenant shall furnish to Landlord certificates of coverage. Tenant shall, prior to the expiration of such policies, furnish Landlord with renewals or binders. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders in a timely manner, upon notice to Tenant and expiration of a reasonable cure period, Landlord may (but shall not be required to) procure said insurance on Tenant's behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the Interest Rate set forth in Section 20(e) below) from the date such sums are expended. Tenant shall have the right to provide such insurance coverage pursuant to blanket or umbrella policies obtained by Tenant, provided such blanket or umbrella policies afford coverage to the Premises and to Tenant as required by this Lease.

(c)     Landlord's Insurance. Landlord shall, as a cost to be included in Operating Costs, procure and maintain at all times during the Term of this Lease, a policy or policies of insurance covering loss or damage to the Project in the amount of the full replacement cost without deduction for depreciation thereof, providing protection against all perils included within the classification of fire and extended coverage, vandalism coverage and malicious mischief, sprinkler leakage, water damage, and special extended coverage on the building. Additionally, Landlord may carry: (i) Bodily Injury and Property Damage Liability Insurance and/or Excess Liability Coverage Insurance; and (ii) Earthquake and/or Flood Damage Insurance; and (iii) Rental Income Insurance; and (iv) any other forms of insurance Landlord may deem appropriate or any lender may require. The costs of all insurance carried by Landlord shall be included in Operating Costs.

(d)     Waiver of Subrogation. Landlord and Tenant each agree to require their respective insurers issuing the insurance described in Sections 14(a)(ii) and the first sentence of Section 14(c), to waive any rights of subrogation that such companies may have against the other party. Tenant hereby waives any right that Tenant may have against Landlord and Landlord hereby waives any right that Landlord may have against Tenant as a result of any loss or damage to the extent such loss or damage is insurable under such policies and such waiver shall also apply to deductible and self-insured retention amounts.

ARTICLE 15
ASSIGNMENT AND SUBLETTING

Except as expressly provided in this Article 15, Tenant shall have no power to, either voluntarily, involuntarily, by operation of law or otherwise, sell, assign, mortgage, pledge, transfer or hypothecate this Lease, or sublet the Premises or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld. Landlord shall grant or deny consent to a proposed Transfer by written notice to Tenant within ten (10) business days after Landlord's receipt of an executed duplicate original of the proposed Transfer document together with financial information reasonably requested by Landlord. If Landlord fails to so respond in writing to Tenant within said ten (10) business day period, Tenant may send a second written notice ("Deemed Response Notice") to Landlord with such information and indicating that such Deemed Response Notice is being delivered pursuant to Article 15 of this Lease. Landlord's failure to withhold its consent by written notice to Tenant within five (5) business days after Landlord's receipt of a properly delivered Deemed Response Notice shall be deemed to constitute Landlord's consent to such Transfer. Tenant may transfer its interest pursuant to this Lease only upon the following express conditions, which conditions are agreed by Landlord and Tenant to be reasonable:

(a)     That the proposed Transferee (as hereafter defined) shall be subject to the prior written consent of Landlord, which consent will not be unreasonably withheld.

(b)     That Tenant shall pay to Landlord Landlord's reasonable attorneys' fees and costs incurred in connection with the proposed Transfer, not to exceed a total of $1,500.00 per proposed Transfer.

(c)     That the proposed Transferee shall execute an agreement pursuant to which it shall agree to perform faithfully and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease applicable to that portion of the Premises so transferred.

(d)     That an executed duplicate original of said assignment and assumption agreement or other Transfer on a form reasonably approved by Landlord, shall be delivered to Landlord within five (5) days after the execution thereof, and that such Transfer shall not be binding upon Landlord until the delivery thereof to Landlord and the execution and delivery of Landlord's consent thereto. It shall be a condition to Landlord's consent to any subleasing, assignment or other transfer of part or all of Tenant's interest in the Premises ("Transfer") that (i) upon Landlord's consent to any Transfer, Tenant shall pay and continue to pay Landlord fifty percent (50%) of any "Transfer Premium" (defined below), received by Tenant from the Transferee; (ii) any sublessee of part or all of Tenant's interest in the Premises shall agree that in the event Landlord gives such sublessee notice that Tenant is in default under this Lease, such sublessee shall thereafter make all sublease or other payments directly to Landlord, which will be received by Landlord without any liability whether to honor the sublease or otherwise (except to credit such payments against sums due under this Lease), and any sublessee shall agree to attorn to Landlord or its successors and assigns at their request should this Lease be terminated for any reason, except that in no event shall Landlord or its successors or assigns be obligated to accept such attornment; (iii) Landlord may require that Tenant not then be in default hereunder after expiration of any applicable cure period; and (iv) Tenant or the proposed subtenant or assignee (collectively, "Transferee") shall agree to pay Landlord, upon demand, as Additional Rent, a sum equal to the additional costs, if any, incurred by Landlord for maintenance and repair as a result of any change in the nature of occupancy caused by such subletting or assignment. "Transfer Premium" shall mean all rent, Additional Rent or other consideration payable by a Transferee in connection with a Transfer in excess of the Basic Rental and Direct Costs payable by Tenant under this Lease during the term of the Transfer and if such Transfer is for less than all of the Premises, the Transfer Premium shall be calculated on a rentable square foot basis. In any event, the Transfer Premium shall be calculated after deducting the reasonable expenses incurred by Tenant for (1) any changes, alterations and improvements to the Premises paid for by Tenant in connection with the Transfer, (2) any other out-of-pocket monetary concessions provided by Tenant to the Transferee, and (3) any brokerage commissions and attorneys' fees paid for by Tenant in connection with the Transfer. In no event shall the consent by Landlord to any Transfer be construed as relieving Tenant or any Transferee from obtaining the express written consent of Landlord to any further Transfer, or as releasing Tenant from any liability or obligation hereunder whether or not then accrued and Tenant shall continue to be fully liable therefor. No collection or acceptance of rent by Landlord from any person other than Tenant shall be deemed a waiver of any provision of this Article 15 or the acceptance of any Transferee hereunder, or a release of Tenant (or of any Transferee of Tenant).

The term "Affiliate" shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquires Tenant through the purchase of stock or assets so long as the resulting entity has the same or greater net worth than that of Tenant as of the date of the Transfer. Notwithstanding anything to the contrary contained in this Article 15, an assignment or subletting of all or a portion of the Premises to an Affiliate of Tenant, shall not be deemed a Transfer under this Article 15 (and shall not require Landlord's consent nor result in an obligation to share Transfer Premium), provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant's entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an "Affiliated Assignee." "Control," as used in this Article 15, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity.

Notwithstanding anything contained herein to the contrary and without limiting the generality of the foregoing provisions of this Article 15, Tenant shall not: (a) sublet all or part of the Premises or assign this Lease on any basis such that the rental or other amounts to be paid by the subtenant or assignee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of the subtenant or assignee; (b) sublet all or part of the Premises or assign this Lease to any person or entity in which, under Section 856(d)(2)(B) of the Internal Revenue Code (the "Code"), the Company (defined in Section 30(s) below) or any affiliate of the Company owns, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d) (5) of the Code), a ten percent (10%) or greater interest (it being agreed that Tenant may request Landlord to confirm that an assignee or sublessee will not violate such provision); or (c) sublet all or part of the Premises or assign this Lease in any other manner or otherwise derive any income which could cause any portion of the amounts received by Landlord pursuant hereto or any sublease to fail to qualify as "rents from real property" within the meaning of Section 856(d) of the Code, or which could cause any other income received by Landlord to fail to qualify as income described in Section 856(c) (2) of the Code (provided that any Transfer Premium paid shall not constitute a violation of this provision and Tenant may request Landlord to confirm that there is no violation of this provision). The requirements of this Article 15 shall likewise apply to any further subleasing by any subtenant. All references herein to Section 856 of the Code (or any subsection thereof) also shall refer to any amendments thereof or successor provisions thereto.

ARTICLE 16
DAMAGE OR DESTRUCTION

Tenant shall give immediate written notice to Landlord upon Tenant's knowledge of any damage caused to the Premises by fire or other casualty. If the Project is damaged by fire or other insured casualty and the insurance proceeds have been made available therefor by the holder or holders of any mortgages or deeds of trust covering the Project (as further addressed in Article 17 below) and Landlord does not elect to terminate this Lease as hereinafter provided, the damage shall be repaired by Landlord provided such repairs can, as reflected in the Damage Repair Estimate (as defined below), be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord and until such repairs are completed Basic Rental and Additional Rent shall be abated in proportion to the part of the Premises which is unusable by Tenant in the conduct of its business (but there shall be no abatement of rent by reason of any portion of the Premises being unusable for a period equal to one (1) day or less). Within sixty (60) days after the date Landlord learns of the necessity for repairs as a result of damage, Landlord shall notify Tenant (the "Damage Repair Estimate") of Landlord's reasonable estimate of the period of time in which the repairs will be completed, based upon an estimate from a contractor experienced in comparable repairs. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Section 14(a)(ii)(A) above. If repairs cannot, as reflected in the Damage Repair Estimate, be completed within two hundred seventy (270) days after the necessity for repairs as a result of such damage becomes known to Landlord without the payment of overtime or other premiums, Landlord may, at its option, either (i) make such repairs in a reasonable time and in such event this Lease shall continue in effect and the Basic Rental and Additional Rent shall be abated, if at all, in the manner provided in this Article 16, or (ii) elect not to effect such repairs and instead terminate this Lease, by notifying Tenant in writing of such termination within sixty (60) days after Landlord learns of the necessity for repairs as a result of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises. However, if the Damage Repair Estimate indicates that repairs cannot be completed within two hundred seventy (270) days after being commenced, Tenant may elect, not later than thirty (30) days after Tenant's receipt of the Damage Repair Estimate, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant's notice. In addition, Landlord may elect to terminate this Lease if the Project shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, if the damage is material and is not fully covered, except for deductible amounts, by Landlord's insurance policies, unless Tenant agrees to fund the insurance shortfall. Finally, if the Premises or the Project is damaged to any substantial extent during the last twelve (12) months of the Term, then notwithstanding anything contained in this Article 16 to the contrary, Landlord and Tenant shall each have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after such party learns of the necessity for repairs as the result of such damage; provided, however, that Tenant may nullify any such termination by Landlord if Tenant properly exercises an available extension Option under Article 31 below (but otherwise subject to the provisions set forth above). Except as provided in this Article 16, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant's business or property arising from such damage or destruction or the making of any repairs, alterations or improvements in or to any portion of the Project or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant understands that Landlord will not carry insurance of any kind on Tenant's furniture, furnishings, trade fixtures or equipment, and that Landlord shall not be obligated to repair any damage thereto or replace the same. With respect to any damage which Landlord is obligated to repair or elects to repair, Tenant, as a material inducement to Landlord entering into this Lease, irrevocably waives and releases its rights under the provisions of Sections 1932 and 1933 of the California Civil Code, except as expressly provided in this Article 16 above.

ARTICLE 17
SUBORDINATION

This Lease is subject and subordinate to all mortgages and deeds of trust which affect the Real Property, including all renewals, modifications, consolidations, replacements and extensions thereof. Tenant agrees that any mortgagee or ground lessor shall have no duty, liability or obligation to perform any of the obligations of Landlord under this Lease and shall have the right at any time to subordinate its mortgage, deed of trust, ground lease or other lien to this Lease; provided, however, notwithstanding that this Lease may be (or may become) superior to a mortgage, deed of trust, ground lease or other lien, the mortgagee shall not be liable for prepaid rentals, security deposits (unless delivered to such mortgagee, deed of trust beneficiary or ground lessor) and claims accruing during Landlord's ownership (unless the circumstances giving rise to such claims continue after such entity succeeds to Landlord's interest); and further provided that the provisions of a mortgage, deed of trust, ground lease or other lien relative to the rights of the mortgagee with respect to proceeds arising from an eminent domain taking (including a voluntary conveyance by Landlord) and provisions relative to proceeds arising from insurance payable by reason of damage to or destruction of the Premises shall be prior and superior to any contrary provisions contained in this Lease with respect to the payment or usage thereof (but if such proceeds are not allocated for repairs as otherwise provided in this Lease, and Landlord does not otherwise fund the cost of such repairs, Tenant may terminate this Lease). Landlord is hereby irrevocably vested with full power and authority to subordinate this Lease to any mortgage, deed of trust, ground lease or other lien hereafter placed upon the Premises; provided, however, that (i) within ten (10) business days' written request of Landlord to Tenant, Tenant agrees to promptly execute, acknowledge and deliver any and all commercially reasonable documents or instruments which Landlord or such holder or holders deem necessary or desirable for purposes thereof; and (ii) a condition precedent to such subordination shall be that Landlord obtains from the lender or other party in question a commercially reasonable non-disturbance agreement in favor of Tenant. Subject to the foregoing, (a) Landlord shall have the right to cause this Lease to be and become and remain subject and subordinate to any and all mortgages or deeds of trust which may hereafter be executed covering the Premises, the Project or the property or any renewals, modifications, consolidations, replacements or extensions thereof, for the full amount of all advances made or to be made thereunder and without regard to the time or character of such advances, together with interest thereon and subject to all the terms and provisions thereof and (b) Tenant agrees, within ten (10) business days after Landlord's written request therefor, to execute, acknowledge and deliver upon request any and all commercially reasonable documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates. Tenant agrees that in the event any proceedings are brought for the foreclosure of any mortgage or deed of trust or any deed in lieu thereof, to attorn to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof as so requested to do so by such purchaser and to recognize such purchaser as the lessor under this Lease; Tenant shall, within ten (10) business days after request execute such further instruments or assurances as such purchaser may reasonably deem necessary to evidence or confirm such attornment. Tenant agrees to provide copies of any notices of Landlord's default under this Lease to any mortgagee or deed of trust beneficiary whose address has been provided to Tenant. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Concurrently with their execution and delivery this Lease, Landlord, Tenant and any lender under a mortgage or deed of trust which may affect the Real Property as of the Commencement Date shall execute and deliver a subordination, non-disturbance and attornment agreement as a condition to the subordination of this Lease to any such mortgage or deed of trust.

ARTICLE 18
EMINENT DOMAIN

If the whole of the Premises or the Project or so much thereof as to render the balance unusable by Tenant shall be taken under power of eminent domain, or is sold, transferred or conveyed in lieu thereof, this Lease shall automatically terminate as of the date possession is taken by the condemning authority. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award which may be made in such taking or condemnation, together with any and all rights of Tenant now or hereafter arising in or to the same or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any award made to Tenant for the taking of personal property and trade fixtures belonging to Tenant and removable by Tenant at the expiration of the Term hereof as provided hereunder or for the interruption of, or damage to, Tenant's business or for Tenant's moving costs (as long as such separate award does not reduce the amount of the award that would otherwise be awarded to Landlord). In the event of a partial taking described in this Article 18, or a sale, transfer or conveyance in lieu thereof, which does not result in a termination of this Lease, the rent shall be apportioned according to the ratio that the part of the Premises remaining useable by Tenant bears to the total area of the Premises. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 19
DEFAULT

(a)     Tenant's Default. Each of the following acts or omissions of Tenant shall constitute an "Event of Default":

(i)     Failure or refusal to pay Basic Rental, Additional Rent or any other amount to be paid by Tenant to Landlord hereunder within five (5) days after notice that the same is due or payable hereunder;

(ii)     Except as set forth in items (i) above and (iii) and (iv) below, failure to perform or observe any other covenant or condition of this Lease to be performed or observed within thirty (30) days following written notice to Tenant of such failure; provided, however, if the nature of such default is such that the same cannot be reasonably cured within a thirty (30) day period, Tenant shall not be deemed to be in default if Tenant diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default for a period not to exceed ninety (90) days. Such thirty (30) day notice shall be in lieu of, and not in addition to, any required under Section 1161 of the California Code of Civil Procedure or any similar or successor law;

(iii)     The taking in execution or by similar process or law (other than by eminent domain) of the estate hereby created; or

(iv)     The filing by Tenant or any guarantor hereunder in any court pursuant to any statute of a petition in bankruptcy or insolvency or for reorganization or arrangement for the appointment of a receiver of all or a portion of Tenant's property; the filing against Tenant or any guarantor hereunder of any such petition, or the commencement of a proceeding for the appointment of a trustee, receiver or liquidator for Tenant, or for any guarantor hereunder, or of any of the property of either, or a proceeding by any governmental authority for the dissolution or liquidation of Tenant or any guarantor hereunder, if such proceeding shall not be dismissed or trusteeship discontinued within thirty (30) days after commencement of such proceeding or the appointment of such trustee or receiver; or the making by Tenant or any guarantor hereunder of an assignment for the benefit of creditors. Tenant hereby stipulates to the lifting of the automatic stay in effect and relief from such stay for Landlord in the event Tenant files a petition under the United States Bankruptcy laws, for the purpose of Landlord pursuing its rights and remedies against Tenant and/or a guarantor of this Lease.

(b)     Landlord's Default. In the event Landlord should default in any of its obligations hereunder, Tenant shall give Landlord written notice specifying such default and Landlord shall thereupon have thirty (30) days (plus an additional reasonable period as may be required in the exercise by Landlord of due diligence) in which to cure any such default provided that if the default is not reasonably capable of being cured in thirty (30) days, Landlord shall be deemed to be in compliance with this Lease if Landlord commences to cure the default within such thirty (30) day period and diligently and continuously prosecutes such cure to completion for a period not to exceed ninety (90) days; provided however, if Landlord's default is of a nature which if not cured immediately, poses an imminent risk of harm to persons or property and/or will have an immediate, material, adverse effect on the conduct of Tenant's business operations at the Premises, Tenant shall have the right to cure such default immediately, with only such prior notice (if any) to Landlord as is reasonable under the circumstances. Furthermore, upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity; provided that in no event may Tenant terminate the Lease without first obtaining a judgment.

ARTICLE 20
REMEDIES

(a)     Upon the occurrence of an Event of Default under this Lease as provided in Article 19 hereof, Landlord may exercise all of its remedies as may be permitted by law, including but not limited to the remedy provided by Section 1951.4 of the California Civil Code and any successor statute or similar Law, and including without limitation, terminating this Lease, reentering the Premises and removing all persons and property therefrom, which property may be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant. If Landlord elects to terminate this Lease, Landlord shall be entitled to recover from Tenant the aggregate of all amounts permitted by law, including but not limited to (i) the worth at the time of award of the amount of any unpaid rent which had been earned at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and (v) at Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law. The term "rent" as used in this Section 20(a) shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in items (i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in item (e), below, but in no case greater than the maximum amount of such interest permitted by law. As used in item (iii), above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant hereby waives for Tenant and all those claiming under Tenant all right now or hereafter existing including, without limitation, any rights under California Code of Civil Procedure Sections 1174 and 1179 and Civil Code Section 1950.7 to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

(b)     Nothing in this Article 20 shall be deemed to affect Landlord's right to indemnification for liability or liabilities arising prior to the termination of this Lease for personal injuries or property damage under the indemnification clause or clauses contained in this Lease.

(c)     Notwithstanding anything to the contrary set forth herein, Landlord's re-entry to perform acts of maintenance or preservation of or in connection with efforts to relet the Premises or any portion thereof, or the appointment of a receiver upon Landlord's initiative to protect Landlord's interest under this Lease shall not terminate Tenant's right to possession of the Premises or any portion thereof and, until Landlord does elect to terminate this Lease, this Lease shall continue in full force and effect and Landlord may enforce all of Landlord's rights and remedies hereunder including, without limitation, the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

(d)     All rights, powers and remedies of Landlord hereunder and under any other agreement now or hereafter in force between Landlord and Tenant shall be cumulative and not alternative and shall be in addition to all rights, powers and remedies given to Landlord by law, and the exercise of one or more rights or remedies shall not impair Landlord's right to exercise any other right or remedy.

(e)     Any amount due from one (1) party to another hereunder which is not paid when due shall bear interest at the rate ("Interest Rate") equal to the lower of ten percent (10%) per annum or the maximum lawful rate of interest from the due date until paid, unless otherwise specifically provided herein, but the payment of such interest shall not excuse or cure any default by Tenant under this Lease. In addition to such interest, if Basic Rental is not paid on or before the fifth (5th) day of the calendar month for which the same is due, a late charge equal to three percent (3%) of the amount overdue shall be immediately due and owing, which late charge Tenant hereby agrees is a reasonable estimate of the damages Landlord shall suffer as a result of Tenant's late payment. Such charges for interest and late payments are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any or all of Landlord's rights or remedies under any other provision of this Lease. Notwithstanding the foregoing, Tenant shall be entitled to notice and the expiration of a five (5) day cure period prior to an imposition of any late charge or interest charge under this Section 20(e) one (1) time per calendar year; after such written notice has been provided to Tenant in a calendar year, Tenant shall not be entitled to any further notice prior to imposition of a late charge or interest under this Section 20(e) in such calendar year.

(f)     Notwithstanding anything to the contrary set forth in this Lease, Landlord shall be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease if Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion. Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

(g)     When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notice required by California Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) in the manner required by this Article 20 shall replace and satisfy the statutory service-of-notice procedures, including those required by California Code of Civil Procedure Section 1162 or any similar or successor statute.

ARTICLE 21
TRANSFER OF LANDLORD'S INTEREST

In the event of any transfer or termination of Landlord's interest in the Premises or the Project by sale, assignment, transfer, foreclosure, deed-in-lieu of foreclosure or otherwise whether voluntary or involuntary, Landlord shall be automatically relieved of any and all obligations and liabilities on the part of Landlord from and after the date of such transfer or termination, including furthermore without limitation, the obligation of Landlord under Article 4 and California Civil Code 1950.7 above to return the security deposit, provided said security deposit is transferred to said transferee. Tenant agrees to attorn to the transferee upon any such transfer and to recognize such transferee as the lessor under this Lease and Tenant shall, within five (5) days after request, execute such further commercially reasonable instruments or assurances as such transferee may reasonably deem necessary to evidence or confirm such attornment.

ARTICLE 22
BROKER

In connection with this Lease, Landlord and Tenant warrant and represent that they have had dealings only with the firm set forth in Article 1.G. of the Basic Lease Provisions and that they know of no other person or entity who is or might be entitled to a commission, finder's fee or other like payment in connection herewith. Each party does hereby indemnify and agree to hold the other and their agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns harmless from and against any and all loss, liability and expenses that the other may incur should such warranty and representation prove incorrect, inaccurate or false.

ARTICLE 23
PARKING

Tenant shall be entitled to use, commencing on the Commencement Date, the number of parking spaces set forth in Article 1.H. of the Basic Lease Provisions. Those parking spaces designated on Exhibit "D" shall be for the exclusive use of Tenant and may be designated by Tenant as reserved for Tenant and the remaining parking spaces shall be available on an unreserved basis. Tenant shall not be required to pay to Landlord any fee for parking spaces during the initial Term or any applicable Option Term. Tenant shall abide by all reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking areas of the Project and Tenant shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations. Subject to Tenant's parking rights hereunder, Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of rent under this Lease, from time to time, temporarily close-off or restrict access to areas of the Project parking facility for purposes of permitting or facilitating any such construction, alteration or improvements. Landlord may delegate its responsibilities hereunder to a parking operator or a lessee of the parking facility in which case such parking operator or lessee shall have all the rights of control attributed hereby to the Landlord. In the event that parking capacity problems arise for the Project, Landlord shall implement such parking programs as reasonably determined by Landlord to alleviate such capacity problem, which programs may include, without limitation, valet programs, security programs and parking decals (collectively, the "Parking Programs"). The cost of such Parking Programs shall be included in Operating Costs; provided that if a parking problem is caused solely by Tenant or any other tenants of the Project as determined by Landlord in its commercially reasonable discretion, then the cost of the particular Parking Program shall be borne solely by the party or parties causing the problem.

ARTICLE 24
WAIVER

No waiver by Landlord or Tenant of any provision of this Lease shall be deemed to be a waiver of any other provision hereof or of any subsequent breach of the same or any other provision. No provision of this Lease may be waived by Landlord or Tenant, except by an instrument in writing executed by the waiving party. Landlord's consent to or approval of any act by Tenant requiring Landlord's consent or approval shall not be deemed to render unnecessary the obtaining of Landlord's consent to or approval of any subsequent act of Tenant, whether or not similar to the act so consented to or approved. No act or thing done by Landlord or Landlord's agents during the Term of this Lease shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept such surrender shall be valid unless in writing and signed by Landlord. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such rent. Any payment by Tenant or receipt by Landlord of an amount less than the total amount then due hereunder shall be deemed to be in partial payment only thereof and not a waiver of the balance due or an accord and satisfaction, notwithstanding any statement or endorsement to the contrary on any check or any other instrument delivered concurrently therewith or in reference thereto. Accordingly, Landlord may accept any such amount and negotiate any such check without prejudice to Landlord's right to recover all balances due and owing and to pursue its other rights against Tenant under this Lease, regardless of whether Landlord makes any notation on such instrument of payment or otherwise notifies Tenant that such acceptance or negotiation is without prejudice to Landlord's rights.

ARTICLE 25
ESTOPPEL CERTIFICATE

Tenant shall, at any time and from time to time, upon not less than fifteen (15) days' prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying the following information, (but not limited to the following information in the event further information regarding this Lease is requested by Landlord): (i) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as modified, is in full force and effect); (ii) the dates to which the rental and other charges are paid in advance, if any; (iii) the amount of Tenant's security deposit, if any; and (iv) acknowledging that there are not, to Tenant's knowledge, any uncured defaults on the part of Landlord hereunder, and no events or conditions then in existence which, with the passage of time or notice or both, would constitute a default on the part of Landlord hereunder, or specifying such defaults, events or conditions, if any are claimed. It is expressly understood and agreed that any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the Real Property.

ARTICLE 26
LIABILITY OF LANDLORD

Notwithstanding anything in this Lease to the contrary, any remedy of Tenant for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by Landlord hereunder or any claim, cause of action or obligation, contractual, statutory or otherwise by Tenant against Landlord or the Landlord Parties concerning, arising out of or relating to any matter relating to this Lease and all of the covenants and conditions or any obligations, contractual, statutory, or otherwise set forth herein, shall be limited solely and exclusively to an amount which is equal to the sum of (a) the rents, issues and profits of the Project (which shall be deemed to include the net proceeds of any sale of the Project by Landlord, provided that any claim is made by Tenant within one (1) year following the date of any such sale, as well as any insurance or condemnation proceeds not applied to the restoration of the Project and subject to the prior rights of any mortgagee or ground or underlying lessor of Landlord), plus (b) the interest of Landlord in and to the Project. No other property or assets of Landlord or any Landlord Party shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, Landlord's obligations to Tenant, whether contractual, statutory or otherwise, the relationship of Landlord and Tenant hereunder, or Tenant's use or occupancy of the Premises.

ARTICLE 27
INABILITY TO PERFORM

This Lease and the obligations of both parties hereunder shall not be affected or impaired because a party obligated to perform is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of any prevention, delay or stoppage due to strikes, lockouts, acts of God, terrorism, evacuation or any other cause previously, or at such time, beyond the reasonable control or anticipation of such party (collectively, a "Force Majeure") and such party's obligations under this Lease shall be forgiven and suspended by any such Force Majeure; provided, however, that this Article 27 is not intended to, and shall not, extend the time period for the payment of any monetary amounts due (including, without limitation, rent payments from Tenant) from either party to the other under this Lease nor relieve either party from their monetary obligations to the other under this Lease.

ARTICLE 28
HAZARDOUS WASTE

(a)     Tenant shall not cause or permit any Hazardous Material (as defined in Section 28(b) below) to be brought, kept or used in or about the Project by Tenant, its agents, employees or contractors, except for products that are incidental to Tenant's use of the Premises and general office supplies typically used in the ordinary course of business (e.g., copier toner, glue, ink, and cleaning solvents), which shall be in commercially reasonable amounts and in accordance with all applicable Environmental Laws. Tenant indemnifies Landlord and the Landlord Parties from and against any breach by Tenant of the obligations stated in the preceding sentence, and agrees to indemnify, defend and hold Landlord and the Landlord Parties harmless from and against any and all Claims as a result of the release of Hazardous Materials by Tenant or Tenant's agents, employees, contractors and subcontractors. Such obligations shall survive the expiration or termination of this Lease.

(b)     As used herein, the term "Hazardous Material" means any hazardous or toxic substance, material, or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government. The term "Hazardous Material" includes, without limitation, any material or substance which is (i) defined as "Hazardous Waste," "Extremely Hazardous Waste," or "Restricted Hazardous Waste" under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140, of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a "Hazardous Substance" under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.8 (Carpenter-Presley-Tanner Hazardous Substance Account Act), (iii) defined as a "Hazardous Material," "Hazardous Substance," or "Hazardous Waste" under Section 25501 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iv) defined as a "Hazardous Substance" under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (v) petroleum, (vi) asbestos, (vii) listed under Article 9 or defined as Hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (viii) designated as a "Hazardous Substance" pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. § 1317), (ix) defined as a "Hazardous Waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (42 U.S.C. § 6903), or (x) defined as a "Hazardous Substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601).

(c)     As used herein, the term "Environmental Laws" means any applicable federal, state or local law, ordinance, or regulation relating to any Hazardous Material affecting the Project, including, without limitation, the laws, ordinances, and regulations referred to in Section 28(b) above.

(d)     Landlord shall, at no cost to Tenant (and not as an Operating Cost), remove or remediate any Hazardous Material in the Project to the extent required under applicable Environmental Laws, except where such removal or remediation is Tenant's responsibility pursuant to Section 28(a) above and except that the cost of any abatement, clean-up or remediation of Hazardous Materials which exist at the Project as of the date of this Lease and required by Environmental Laws may be passed through to Tenant as an Operating Cost.

ARTICLE 29
SURRENDER OF PREMISES; REMOVAL OF PROPERTY

(a)     The voluntary or other surrender of this Lease by Tenant to Landlord, or a mutual termination hereof, shall not work a merger, and shall at the option of Landlord, operate as an assignment to it of any or all subleases or subtenancies affecting the Premises.

(b)     Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in the same condition as on the Commencement Date, reasonable wear and tear and repairs which are Landlord's obligation excepted, and shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, all furniture, equipment, business and trade fixtures, free-standing cabinet work, moveable partitioning, and other articles of personal property in the Premises. Tenant shall be responsible for the cost to repair all damage to the Premises resulting from the removal of any of such items from the Premises.

(c)     Whenever Landlord shall reenter the Premises as provided in Article 20 hereof, or as otherwise provided in this Lease, any property of Tenant not removed by Tenant upon the expiration of the Term of this Lease, as provided in this Lease, shall be considered abandoned and Landlord may remove any or all of such items and dispose of the same in any manner or store the same in a public warehouse or elsewhere for the account and at the expense and risk of Tenant, and if Tenant shall fail to pay the cost of storing any such property after it has been stored for a period of thirty (30) days or more, Landlord may sell any or all of such property at public or private sale, in such manner and at such times and places as Landlord, in its sole discretion, may deem proper, without notice to or demand upon Tenant, for the payment of all or any part of such charges or the removal of any such property, and shall apply the proceeds of such sale as follows: first, to the cost and expense of such sale, including reasonable attorneys' fees and costs for services rendered; second, to the payment of the cost of or charges for storing any such property; third, to the payment of any other sums of money which may then or thereafter be due to Landlord from Tenant under any of the terms hereof; and fourth, the balance, if any, to Tenant.

(d)     Tenant Improvements and Alterations attached to or built into the Premises prior to or during the Term shall be and remain part of the Premises and shall not be removed by Tenant at the end of the Term unless otherwise expressly provided in Section 9(f) above. However, notwithstanding the foregoing, (i) Tenant shall be required to remove any specialized chillers, chilled water lines, compressors and liquid nitrogen tanks in accordance with all applicable Laws upon the expiration or earlier termination of this Lease, and (ii) Tenant may, but shall not be obligated to, remove the items listed on Exhibit "C" attached hereto and made a part hereof, in which case Tenant shall repair any damage to the Premises resulting from such removal.

ARTICLE 30
MISCELLANEOUS

(a)     SEVERABILITY; ENTIRE AGREEMENT. ANY PROVISION OF THIS LEASE WHICH SHALL PROVE TO BE INVALID, VOID, OR ILLEGAL SHALL IN NO WAY AFFECT, IMPAIR OR INVALIDATE ANY OTHER PROVISION HEREOF AND SUCH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT. THIS LEASE AND THE EXHIBITS ATTACHED HERETO CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH REGARD TO TENANT'S OCCUPANCY OR USE OF ALL OR ANY PORTION OF THE PROJECT, AND NO PRIOR AGREEMENT OR UNDERSTANDING PERTAINING TO ANY SUCH MATTER SHALL BE EFFECTIVE FOR ANY PURPOSE. NO PROVISION OF THIS LEASE MAY BE AMENDED OR SUPPLEMENTED EXCEPT BY AN AGREEMENT IN WRITING SIGNED BY THE PARTIES HERETO OR THEIR SUCCESSOR IN INTEREST. THE PARTIES AGREE THAT ANY DELETION OF LANGUAGE FROM THIS LEASE PRIOR TO ITS MUTUAL EXECUTION BY LANDLORD AND TENANT SHALL NOT BE CONSTRUED TO HAVE ANY PARTICULAR MEANING OR TO RAISE ANY PRESUMPTION, CANON OF CONSTRUCTION OR IMPLICATION INCLUDING, WITHOUT LIMITATION, ANY IMPLICATION THAT THE PARTIES INTENDED THEREBY TO STATE THE CONVERSE, OBVERSE OR OPPOSITE OF THE DELETED LANGUAGE.

(b)     Attorneys' Fees; Waiver of Jury Trial.

(i)     In any action to enforce the terms of this Lease, including any suit by Landlord for the recovery of rent or possession of the Premises, the losing party shall pay the successful party a reasonable sum for attorneys' fees and costs in such suit and such attorneys' fees and costs shall be deemed to have accrued prior to the commencement of such action and shall be paid whether or not such action is prosecuted to judgment.

(ii)     TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER.

(c)     Time of Essence. Time is of the essence with respect to the performance of every provision of this Lease.

(d)     Headings. The article headings contained in this Lease are for convenience only and do not in any way limit or amplify any term or provision hereof. The terms "Landlord" and "Tenant" as used herein shall include the plural as well as the singular, and the neuter shall include the masculine and feminine genders.

(e)     Rules and Regulations. Tenant shall observe the reasonable and non-discriminatory rules and regulations ("Rules and Regulations") which Landlord may from time to time reasonably adopt by notice to Tenant for the safety, care and cleanliness of the Project, the facilities thereof, or the preservation of good order therein. Any such Rules and Regulations shall be consistent with the terms of this Lease and in the event of any inconsistency between this Lease and the Rules and Regulations, this Lease shall prevail.

(f)     Quiet Possession. Upon Tenant's paying the Basic Rental, Additional Rent and other sums provided hereunder and observing and performing all of the covenants, conditions and provisions on Tenant's part to be observed and performed hereunder, Tenant shall have quiet possession of the Premises for the entire Term hereof, subject to all of the provisions of this Lease.

(g)     Rent. All payments required to be made hereunder to Landlord shall be deemed to be rent, whether or not described as such.

(h)     Successors and Assigns. Subject to the provisions of Article 15 hereof, all of the covenants, conditions and provisions of this Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

(i)     Notices. Any notice required or permitted to be given hereunder shall be in writing and may be given by personal service evidenced by a signed receipt (or refusal to accept delivery) or sent by registered or certified mail, return receipt requested, or via overnight courier, and shall be effective upon proof of delivery (or refusal to accept delivery), addressed to Tenant at the Premises, Attn: Chief Financial Officer, or to Landlord at 65 Enterprise, Aliso Viejo, CA 92656. Either party may by notice to the other specify a different address for notice purposes.

(j)     Survival of Obligations. Any obligations of Landlord or Tenant occurring prior to the expiration or earlier termination of this Lease shall survive such expiration or earlier termination.

(k)     Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of California. No conflicts of law rules of any state or country (including, without limitation, California conflicts of law rules) shall be applied to result in the application of any substantive or procedural laws of any state or country other than California. All controversies, claims, actions or causes of action arising between the parties hereto and/or their respective successors and assigns, shall be brought, heard and adjudicated by the courts of the State of California, with venue in the County in which the Project is located. Each of the parties hereto hereby consents to personal jurisdiction by the courts of the State of California in connection with any such controversy, claim, action or cause of action, and each of the parties hereto consents to service of process by any means authorized by California law and consent to the enforcement of any judgment so obtained in the courts of the State of California on the same terms and conditions as if such controversy, claim, action or cause of action had been originally heard and adjudicated to a final judgment in such courts. Each of the parties hereto further acknowledges that the laws and courts of California were freely and voluntarily chosen to govern this Lease and to adjudicate any claims or disputes hereunder.

(l)     Office of Foreign Assets Control. Each party certifies to the other that (i) they are not entering into this Lease, nor acting, for or on behalf of any person or entity named as a terrorist or other banned or blocked person or entity pursuant to any law, order, rule or regulation of the United States Treasury Department or the Office of Foreign Assets Control, and (ii) they shall not assign their interest in this Lease or, in the case of Tenant, sublease to any such person or entity or anyone acting on behalf of any such person or entity.

(m)     California Certified Access Specialist Inspection. Landlord hereby informs Tenant that the Project has not undergone inspection by a Certified Access Specialist (as defined in the California Code of Regulations).

(n)     Exterior Equipment. Throughout the Term of this Lease (as may be extended), Tenant shall be entitled to maintain any existing backup generators serving the Premises and, subject to Landlord's prior approval of all plans and specifications, which approval shall not be unreasonably withheld, Landlord shall permit Tenant to install and maintain, at Tenant's sole cost and expense, a new backup generator at a location reasonably approved by Landlord (collectively, "Backup Generators"). Such Backup Generators shall be used by Tenant during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Project. Tenant shall ensure that the Backup Generators do not result in Hazardous Materials contamination (and Section 28(a) will apply to Tenant's use of Backup Generators) and Tenant shall be responsible for ensuring that the Backup Generators do not unreasonably interfere with the use of the Project by other tenants. Furthermore, throughout the Term of this Lease (as may be extended), Tenant shall be entitled to maintain and Landlord shall not disturb any existing air compressors, air tanks, and pipes for chilled water, vacuum and liquid nitrogen inside and outside of the Premises (together with the Backup Generators, collectively, "Exterior Equipment"); provided that Tenant, at Tenant's cost, shall maintain all such equipment in good condition and repair and in compliance with all applicable Laws. Upon expiration or earlier termination of this Lease, except as expressly provided in Section 29(d) above, the Exterior Equipment shall not be removed by Tenant and shall be left in place.

(o)     Landlord Lien Waiver/Equipment Financing. Landlord acknowledges that some of Tenant's furniture, trade fixtures, equipment and other personal property (collectively "Tenant's Property") installed and used by Tenant on the Premises may be financed by a third-party lender or lessor (collectively, an "Equipment Lienor"), and Landlord hereby agrees to recognize the rights of any such Equipment Lienor to remove Tenant's Property from the Premises during the Lease Term (or any Option Term, if applicable), subject to the Lienor Requirements below. Landlord agrees that all of Tenant's Property installed or to be installed on the Premises shall be and remain personal property and not real property. Landlord waives the right of distraint and agrees that it does not have and shall not assert any right, lien or claim in or to the financed or leased Tenant's Property, and agrees that, subject to the Lienor Requirements, any Equipment Lienor may remove and dispose of such financed or leased Tenant's Property, without reference to, and free and clear of, any demand of Landlord. Upon Tenant's request, Landlord shall promptly execute and deliver to Tenant a form of Landlord's waiver reasonably acceptable to Landlord in favor of any Equipment Lienor; provided, however, that any such document must provide the following (collectively, the "Lienor Requirements"): (i) such lender shall not have the right to place a lien on, nor remove, any Tenant Improvements, any Alterations, any item which is a part of Landlord's realty or any other item which has been permanently affixed to the Premises or the Project, (ii) any such Equipment Lienor must agree to repair any damage to the Premises and the Project resulting from such removal and to indemnify, defend and hold Landlord harmless from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from such Equipment Lienor's exercise of its rights under such lien and/or removal of any such items from the Premises, and (iii) no such Equipment Lienor shall be entitled to dispose of, sell or auction any such item at the Premises or the Project.

(p)     Communication Equipment. Subject to Tenant's compliance with all Laws, Tenant and Tenant's contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain satellite dishes or other similar devices, such as antennae (collectively, "Communication Equipment") and all cable, wiring, conduits and related equipment, for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, at location(s) on the roof of the Project designated by Tenant and reasonably approved by Landlord; provided that (1) Tenant maintains all such equipment in good condition and repair and in a manner that will not unreasonable interfere with other tenants' operations in the Project, and (2) Tenant takes no action that will invalidate any roof warranties. If penetration of the roof cannot be avoided, Tenant shall retain Landlord's designated roofing contractor to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord's roof warranty. Tenant's installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

(i)     All plans and specifications for the Communication Equipment shall be subject to Landlord's reasonable approval.

(ii)     All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Project's electrical system) shall be borne by Tenant.

(iii)     Tenant shall use the Communication Equipment so as not to cause any interference to other tenants in the Project, and not to damage the Project or interfere with the normal operation of the Project and shall use the Communication Equipment solely for its use in the Premises.

(iv)     Tenant shall (A) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment, and (B) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.

(v)     The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant's sole cost and expense upon the expiration or sooner termination of this Lease, and shall repair the Project upon such removal to the extent required by such work of removal.

(q)     Exhibits. The Exhibits attached hereto are incorporated herein by this reference as if fully set forth herein.

(r)     Counterparts. This Lease may be executed in counterparts, each of which shall be deemed an original, but such counterparts, when taken together, shall constitute one agreement.

(s)     REIT Compliance. Tenant acknowledges that it has been informed that Atlantic CT REIT, Inc., a Delaware corporation (the "Company"), an affiliate of Landlord, elects to be taxed as a real estate investment trust (a "REIT") under the Code. Therefore, notwithstanding anything to the contrary in this Lease, Tenant shall not take any action, or permit any status to exist at the Premises, which (i) Tenant has been notified would adversely affect the Company's status as a REIT, and (ii) is not permitted under this Lease. Tenant hereby agrees to modifications of this Lease required to retain or clarify the Company's status as a REIT, provided such modifications: (a) are reasonable, (b) do not adversely affect Tenant's use of the Premises as herein permitted, and (c) do not increase the Basic Rental, Additional Rent or other sums to be paid by Tenant. Landlord may submit to Tenant an amendment to this Lease incorporating such required modifications, and Tenant shall execute, acknowledge and deliver such amendment to Landlord within thirty (30) days after Tenant's receipt thereof.

(t)     No Recording. Neither this Lease nor any memorandum thereof shall be recorded by or on behalf of Tenant in any real property records or other public records without the prior written consent of Landlord, which may be withheld in Landlord's sole and absolute discretion.

ARTICLE 31
OPTION TO EXTEND

(a)     Option Right. Provided that Tenant is not then in material default under this Lease after expiration of any applicable cure period, Landlord hereby grants the Tenant named in this Lease (the "Original Tenant") or any Affiliated Assignee two (2) options ("Options") to extend the Term (or first Option Term, as applicable) for the entire Premises for a period of five (5) years each ("Option Terms"), which Options shall be exercisable only by written notice delivered by Tenant to Landlord as set forth below. The rights contained in this Article 31 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or any Affiliated Assignee (and not any other transferee) if the Premises is not subject to a sublease to other than Affiliate of greater than twenty percent (20%) of the Premises as of the date of Tenant's Acceptance (as defined in Section 31(c) below).

(b)     Option Rent. The rent payable by Tenant during the Option Term ("Option Rent") shall be equal to the "Market Rent" (defined below). "Market Rent" shall mean the applicable Monthly Basic Rental at which tenants, as of the commencement of the Option Term, are entering into leases for non-sublease space which is comparable in size, location and quality to the Premises in new and renewal transactions, for a term comparable to the Option Term, which comparable space is located in buildings comparable to the Project in Poway, California, taking into consideration any applicable concessions including, without limitation, free rent, improvements and improvement allowances, and also taking into consideration the value of the existing improvements in the Premises as compared to the value of the existing improvements in such comparable space.

(c)     Exercise of Options. The Options shall be exercised by Tenant by delivering written notice ("Tenant's Acceptance") to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term (or first Option Term, as applicable). Within fifteen (15) business days of Landlord's receipt of Tenant's written notice, Landlord shall deliver notice ("Option Rent Notice") to Tenant setting forth Landlord's determination of the Option Rent. Tenant may, at its option, within fifteen (15) business days of receiving Landlord's Option Rent Notice, object to Landlord's determination of the Option Rent contained in the Option Rent Notice by written notice ("Objection Notice") to Landlord. Tenant's failure to deliver the Tenant's Obligation Notice on or before the date specified above shall be deemed to constitute Tenant's approval of the terms set forth in the Option Rent Notice. If Tenant timely and properly exercises its Option, the Term (or first Option Term, as applicable) shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the rent for the Option Term shall be as indicated in the Option Rent Notice unless Tenant objects to the Option Rent contained in the Option Rent Notice within the timeframe set forth above, in which case the parties shall follow the procedure and the Option Rent shall be determined, as set forth in Section 31(d) below.

(d)     Determination of Market Rent. If Tenant timely objects to the Market Rent as provided above, Landlord and Tenant shall attempt to agree upon the Market Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within thirty (30) days following Tenant's Acceptance ("Outside Agreement Date"), then Tenant shall make a separate determination of the Market Rent which shall be submitted to Landlord, and Tenant's determination of Market Rent and Landlord's determination of Market Rent as set forth in the Option Rent Notice shall be submitted to arbitration in accordance with the following items (i) through (vii):

(i)     Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the immediate vicinity of the Project, and who has been active in such field over the last ten (10) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Market Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of item (b), above (i.e., the arbitrators may only select Landlord's or Tenant's determination of Market Rent and shall not be entitled to make a compromise determination).

(ii)     The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii)     The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision based on the concurrence of no less than two (2) of such arbitrators as to whether the parties shall use Landlord's or Tenant's submitted Market Rent, and shall notify Landlord and Tenant thereof.

(iv)     The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v)     If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

(vi)     If the two (2) arbitrators fail to agree upon and appoint a third (3rd) arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this item (d).

(vii)     The cost of arbitration shall be paid by Landlord and Tenant equally.

ARTICLE 32
RIGHT OF FIRST OFFER

Subject to the following terms and conditions, and provided that Tenant is not then in material default under this Lease after expiration of applicable cure periods, Landlord hereby grants to Tenant a continuing right of first offer with respect to the remainder of the Project ("First Offer Space"). Notwithstanding the foregoing, such first offer right of Tenant shall become effective only after the date which is three (3) years from the Commencement Date; it being agreed that Landlord shall be free to market the remainder of the Project for the first three (3) years following the Commencement Date without having to offer any space to Tenant as provided in this Article 32. Tenant's right of first offer shall be on the terms and conditions set forth in this Article 32.

(a)     Procedure for Offer. If, after the first three (3) years following the Commencement Date, any space is available in the Project that Landlord desires to lease to a third party, Landlord shall notify Tenant (the "First Offer Notice") from time to time. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord's proposed material economic terms and conditions applicable to Tenant's lease of such space (collectively, the "Economic Terms"), including the proposed rent payable for the First Offer Space; provided, however, that the term of Tenant's lease of the First Offer Space shall be for the greater of (i) five (5) years, or (ii) a period which is co-terminous with the Term of Tenant's lease of the Premises. Notwithstanding the foregoing, Landlord's obligation to deliver the First Offer Notice shall not apply during the last twelve (12) months of the Term or first Option Term unless Tenant has timely delivered Tenant's Acceptance to Landlord pursuant to Section 31(c) above.

(b)     Procedure for Acceptance. If Tenant wishes to exercise Tenant's right of first offer with respect to the space described in the First Offer Notice, then within ten (10) business days after delivery of the First Offer Notice to Tenant, Tenant shall deliver notice ("Exercise Notice") to Landlord of Tenant's exercise of its right of first offer with respect to the entire space described in the First Offer Notice, and the Economic Terms shall be as set forth in the First Offer Notice unless Tenant objects thereto in the Exercise Notice (which objection shall include Tenant's proposed Economic Terms). If Tenant objects in Tenant's Exercise Notice to Landlord's determination of the Economic Terms and provides Tenant's proposed Economic Terms therein, then Landlord and Tenant shall negotiate, in good faith, to agree upon such Economic Terms. If Tenant does not exercise its right of first offer within the aforementioned ten (10) business day period, or if Tenant does exercise its right of first offer by timely delivery of the Exercise Notice but objects to Landlord's determination of Economic Terms (and Landlord and Tenant are unable to agree upon such Economic Terms within ten (10) business days after Tenant's delivery of the Exercise Notice), then Landlord shall be free to lease the space described in the First Offer Notice to anyone to whom Landlord desires; provided, however, that if Landlord intends to enter into a lease upon Economic Terms which are more than five percent (5%) more favorable to a third (3rd) party tenant than those Economic Terms proposed by Landlord in the First Offer Notice (blending all concessions on a straight-line basis over the applicable lease terms), Landlord shall first deliver written notice to Tenant ("Second Chance Notice") providing Tenant with the opportunity to lease the First Offer Space on such more favorable Economic Terms. Tenant's failure to elect to lease the First Offer Space upon such more favorable Economic Terms by written notice to Landlord within five (5) business days after Tenant's receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant's election not to lease such space upon such more favorable Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. If Landlord does lease such First Offer Space to a third (3rd) party tenant pursuant to the terms and conditions of this Section 32(b) above, Tenant shall have no further right to lease such First Offer Space until the expiration or earlier termination of such third (3rd) party lease including any renewal or extension of such third (3rd) party lease pursuant to an extension or renewal option specified therein. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

(c)     Lease of First Offer Space. If Tenant timely and properly exercises Tenant's right to lease the First Offer Space as set forth herein, Landlord and Tenant shall execute an amendment to this Lease adding such First Offer Space to the Premises upon the same non-economic terms and conditions as applicable to the Premises, and the Economic Terms and conditions as provided in this Article 32.

(d)     Limitation. The rights contained in this Article 32 shall be personal to the Original Tenant and any Affiliated Assignee and may only be exercised by the Original Tenant or any Affiliated Assignee (and not any other transferee) if the Premises is not subject to a sublease to other than an Affiliate of greater than twenty percent (20%) of the Premises as of the date of Tenant's receipt of the First Offer Notice.

ARTICLE 33
SIGNAGE

Tenant shall be entitled to retain the existing monument sign located closest to the Premises throughout the Term of this Lease. In addition, Tenant shall be entitled to install, at its sole cost and expense, signage on the exterior of the Project ("Signage"). The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant's receipt of all required governmental permits and approvals and all covenants, conditions and restrictions effecting the Project. The cost of installation of Signage and all costs of design and construction of such Signage and the cost of maintenance and repair of the Signage shall be the sole responsibility of Tenant. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, cause the Signage to be removed from the Project and to repair any damage to the Project resulting from such removal.

IN WITNESS WHEREOF, the parties have executed this Lease, consisting of the foregoing provisions and Articles, including all exhibits referenced therein, as of the date first above written.

"LANDLORD"	CT CROSTHWAITE I, LLC, a Delaware limited liability company By: /s/ Dominic J. Petrucci Print Name: Dominic J. Petrucci Title: Treasurer By: /s/ Carter Ewing Print Name: Carter Ewing Title: Secretary

"TENANT"	COHU, INC., a Delaware corporation By: /s/ Jeffrey D. Jones Print Name: Jeffrey D. Jones Title: VP of Finance and CFO By: /s/ John H. Allen Print Name: John H. Allen Title: VP of Administration

EXHIBIT "A"

PREMISES

FIRST FLOOR PLAN

NOTE:
THE AREA SHOWN HATCHED GREEN IS COMMON LEASE AREA.

FIRST FLOOR LEASE AREAS:
- COHU LEASE AREA:
- NORTH LEASE AREA:
- COMMON LEASE AREA:

LE-1

FIRST FLOOR PLAN

LEASE EXHIBIT
12367 CROSTHWAITE CIR.

PLANS PREPARED FOR:
CT REALTY
RS ENTERPRISE
ALISO VIEJO, CA 92656
TEL: (949) 431-6400

BUNCH ARCHITECTS, INC.
13652 CHICARITA CREEK RD. SAN DIEGO, CA 92128
TEL: (858) 613-9480 EMAIL:

12/02/13 LEASE EXHIBIT FLOOR PLANS

EXHIBIT "A"

DEMISING LINE, TYP.
COHU

# SECOND FLOOR PLAN

NOTE:
THE AREA SHOWN GREEN IS COMMON LEASE AREA.

SECOND FLOOR LEASE AREAS:
- COHU LEASE AREA:
- NORTH LEASE AREA:
- COMMON LEASE AREA:

SECOND FLOOR PLAN
LEASE EXHIBIT
12367 CROSTHWAITE CIR.

PLANS PREPARED FOR:
CT REALTY
65 ENTERPRISE
ALISO VIEJO, CA 92656
TEL: (949) 421-8400

BUNCH ARCHITECTS, INC.

LE-2

EXHIBIT "A"

EXHIBIT "B"

NOTICE OF TERM DATES
AND TENANT'S PROPORTIONATE SHARE

TO:	DATE:

RE:

Lease dated ________________, 20__, between ________________________________ ______________________________ ("Landlord"), and _________________________ ______________________________ ("Tenant"), concerning Suite ________, located at __________________________________________.

Ladies and Gentlemen:

In accordance with the Lease, Landlord wishes to advise and/or confirm the following:

1.     That the Premises have been accepted herewith by Tenant.

2.     That the Tenant has taken possession of the Premises and acknowledges that under the provisions of the Lease the Term of said Lease shall commence as of ____________ for a Term of ________________________ ending on ________________________.

3.     That in accordance with the Lease, Basic Rental commenced to accrue on ________________________.

4.     If the Commencement Date of the Lease is other than the first day of the month, the first billing will contain a pro rata adjustment. Each billing thereafter shall be for the full amount of the monthly installment as provided for in said Lease.

5.     Rent is due and payable in advance on the first day of each and every month during the Term of said Lease. Your rent checks should be made payable to ________________________ at ________________________________________________.

6.     The exact number of rentable square feet within the Premises is __________ square feet (which includes Tenant's share of the Shared Space).

7.     Tenant's Proportionate Share, as adjusted based upon the exact number of rentable square feet within the Premises (and Tenant's share of the Shared Space) is _______%.

EXHIBIT ONLY

***DO NOT SIGN***

 EXHIBIT "B"

AGREED AND ACCEPTED:

TENANT:

                                                                                        ,

a

By:

Its:

EXHIBIT ONLY

***DO NOT SIGN***

EXHIBIT "B"

EXHIBIT "C"

REMOVABLE ITEMS

EXHIBIT "C"

EXHIBIT "D"

EXCLUSIVE PARKING

Cohu
In Common
Tenant B
Exclusive to Tenant B
Exclusive to Cohu
In common parking
CROSTHWAITE CIRCL.
120 Regular
18 Handicap
8 Motorcycle

 EXHIBIT "D"

In common parking
+/- 93 Regular/3 Motorcycle
Exclusive to Cohu
Exclusive to Tenant B
Cohu
In Common
Tenant B

EXHIBIT "D"

EXHIBIT "E"

PRE-APPROVED ALTERATIONS

 EXHIBIT "E"